As filed with the Securities and Exchange Commission on November 4, 2014     File No: 000-55235

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 3
TO
FORM 10/A

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

ABCO Energy, Inc.
(Exact Name of registrant as specified in its Charter)

Nevada	20-1914514
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2100 North Wilmot, Tucson, AZ	85712
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (520) 777-0511

Securities registered pursuant to section 12(b) of the Act:

Title of Class	Name of each exchange on which registered
None	None

Securities registered pursuant to section 12(g) of the Act:

COMMON STOCK, PAR VALUE $.001 PER SHARE
 (Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

GENERAL

Unless stated otherwise or the context otherwise requires, references in this registration statement to “we,” “us,” “our” and “the Company” refer to ABCO Energy, Inc.

Cautionary Note Regarding Forward-Looking Statements

This registration statement contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this registration statement are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. For example, all statements we make relating to our estimated and projected costs, expenditures, cash flows, growth rates and financial results, our plans and objectives for future operations, growth or initiatives, or strategies or the expected outcome or impact of pending or threatened litigation are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  BUSINESS

DESCRIPTION OF BUSINESS

OVERALL STRATEGIC DIRECTION

The Company is in the Photo Voltaic (PV) solar systems industry and is an electrical product and services supplier.  The Company plans to build out a network of operations in major cities in the USA in order to establish a national base of PV suppliers, lighting suppliers and electrical service operations centers.  This combination of services, solar and electric, provides the company with a solid base in the standard electrical services business and a solid base in the growth markets of solar systems industry.

OVERVIEW

As of June 30, 2014, we operated in three locations in Arizona. The Company plan is to expand to more locations in North America in the next year as funding becomes available. We believe that the solar and energy efficiency business functions better if the employees are local individuals working and selling in their own community. Our customers have indicated a preference for dealing with local firms and we will continue our focus on company-owned integrated product and services offices. Once a local firm is established, growth tends to come from experience, quality and name recognition. We remain committed to high quality operations.

Our operating results six months ended June 30, 2014 and 2013 and our audited statements for the years ended December 31, 2013 and 2012 are presented below with major category details of revenue and expense including the components of operating expenses.

DESCRIPTION OF PRODUCTS

ABCO sells and installs Solar Photovoltaic electric systems that allow the customer to produce their own power on their residence or business property.  These products, installed by our crews, are purchased from both USA and offshore manufacturers. We have available and utilize many suppliers of US manufactured solar products from such companies as Sunpower, Mage, Siliken Solar, Westinghouse Solar, Schuco and various Chinese suppliers.  In addition, we purchase from a number of local and regional distributors whose products are readily available and selected for markets and price.  ABCO offers solar leasing and long term financing programs from UP solar, Sunpower, Admirals Bank and Suncap that are offered to ABCO customers and other marketing and installation organizations.

ABCO also sells and installs energy efficient lighting products, solar powered street lights and lighting accessories.  ABCO contracts directly with manufacturers to purchase its lighting products which are sold to residential and commercial customers.

ABCO has Arizona statewide approval as a registered electrical services and solar products installer.  Our license is ROC 258378 electrical and we are fully licensed to offer commercial and residential electrical services and solar.  As in all states, we will comply with all licensing requirements of those jurisdictions.

The ABCO subsidiary, Alternative Energy Finance Corporation, (AEFC) a Wyoming Company has provided funding for leases of photovoltaic systems.  AEFC financed its owned leases from its own cash and now arranges financing with funds provided by other lessors.  Long term leases recorded on the consolidated financial statements were $21,252 and $21,712 at June 30, 2014, and December 31, 2013, respectively.  The aggregate total of leases receivable over the entire term including inputted interest at 8% internal rate of return is approximately $38,990 and $40,897 at June 30, 2014 and December 31, 2013 respectively.  AEFC has not done any new leases since 2011, but intends to do so as cash becomes available. The nature of AEFC leasing activities since 2011 has been collecting payments and managing the leases receivables that were acquired during 2011. No other leases have been offered or acquired since 2011. The purpose for offering lease funding by AEFC was to increase sales of product by using ABCO as the installer.  The management of ABCO is also the management of AEFC.  The leases have 15 or 20 year terms, are assumed to carry an 8% interest rate,  are structured as secured liens on the equipment and they are owned by AEFC.  The leases function as any other regular lease of equipment in that the lessee pays for the lease each month and receives the credits from the sale of the lessee’s electricity to the utility in exchange for the use of their roof to hold the equipment and produce the electricity.  In the case of default, all of the equipment can and would be repossessed by AEFC.

COMPETITION

The solar power market itself is intensely competitive and rapidly evolving.  Price and available financing are the principal methods of competition in the industry.  Based upon these two criteria, our position in the industry is relatively small.  There is no competitive data available to us in our competitive position within the industry.  Our competitors have established market positions more prominent than ours, and if we fail to attract and retain customers and establish a successful distribution network, we may be unable to achieve sales and market share.  There are a number of major multi-national corporations that produce solar power products, including, Suntech, Sunpower, First Solar, Kyocera, Sharp, GE, Mitsubishi, Solar World AG and Sanyo.  Also established integrators are growing and consolidating, including GoSolar, Sunwize, Sunenergy and Real Good Solar and we expect that future competition will include new entrants to the solar power market.  Further, many of our competitors are developing and are currently producing products based on new solar power technologies that may have costs similar to, or lower than, our projected costs.

COMPETITIVE ADVANTAGES

The Company believes that its key competitive advantages are:

1.	The ability to make decisions and use management’s many years of business experience to make the right decisions.

2.	Experience with National expansion programs by management.

3.	Experience with management of employee operated facilities from a central management office.

4.	Experience with multi-media promotional program for name recognition and product awareness.

5.	Alternative energy is a fast growing and popular industry that relates well to customers and current or future shareholders that recognize the market, products and business focus.

ADVANTAGES OF COMPETITORS OVER US

The Company believes the following are advantages of Competitors over us.

1.	Larger competitors have more capital.

2.	Larger companies have more experience in the market.

3.	Larger companies will get the larger contracts because of the level of experience.

4.	We have the same products but must pay more because of volume. This will be a price consideration in bidding competition

5.	We are a small company that may not be able to compete because we do not have experience or working capital adequate to compete with other companies.

CURRENT BUSINESS FOCUS

We believe that we have developed very good promotional material and advertising products.  We have developed the key messages and promotional pieces that are relevant to our business and inexpensive to produce.   We have built an informative and interactive web site that will allow people to assess their requirements and partially build and price a system, much like the automobile dealers utilize. Additional sales promotion will increase when we have secured outside financing or increased sales through direct sales efforts. Readers should review our website at www.abcosolar.com. We have established a direct sales force to sell to Government agencies including State, Local and Federal resources and a separate division to call on the many American Indian governments in the US. This allows us to quote with our specifications, products and services on Requests for Proposals (RFP’s) that are issued by the Government Services Agency (GSA), Bureau of Indian Affairs (BIA) and other agencies. We have found that a large number of projects are not known to the general public and most contractors because governmental agencies do not widely advertise their projects.  By departmentalizing this opportunity, we get more information on projects than is available in the normal course of business.

ABCO will not manufacture its solar voltaic (PV) products. We will continue to be a sales and installation contractor with plans to enter the markets of major US and international cities. We will sell and use commercial off the shelf components. Initially this will include the solar panels and LED lighting products purchased to our specification. A strong alliance with a well-respected distributor will be the most conservative decision for the company at this time.

ABCO will contract directly with manufacturers for it Solar Street Light products and will sell, install and maintain these products.  This product is considered to be an American Made product and therefore qualifies for various government funding programs.

Our business and the industry are reliant upon a number of state and federal programs to assist our customers in the acquisition of our products and services.  Such programs are the utility rebates paid directly to customers for wattage installations and the state and federal tax credit programs that allow a percentage of the actual cost of installations to be refunded in the form of tax credits.  Many states have mandated the utilities to collect funds from their customers for the payment of rebates.  All of these programs are listed on the website www.dsireusa.org.

Most of these programs are slated for expiration at differing times in the future.  The federal tax credit of 30% of installation cost will expire at the end of 2016.  We do not know if it will be reduced or extended nor do we know the impacts such actions will have on our business. The customers benefit from the federal and state tax credits which pass through to the owners of the solar systems.  Investors often require the ownership to remain in their hands so that the tax credits can be passed through to them.  This results in a lesser amount to finance and a benefit to the lessee because it lowers the lease payments.  To the extent known, the curtailment or reduction of this tax credit will make a material change in our business and will very likely lower our sales prices and gross margins. Extension of the program or small reductions will probably not have a material effect on sales or gross margins because the suppliers will adjust to the new norm.  We again emphasize, we cannot predict any of the future or the outcome of unknowns. State rebate mandates and state tax credits are variable by state. All of these programs provide incentives for our customers that result in reduced cost.  The price of solar products has also been reduced drastically in the past two years which helping to balance the need for the subsidies.

The State of Arizona subsidies are not material to our programs at this time. Since the State of Arizona offers only $1,000 tax credit per installation and no utility rebates for residential or commercial installations, this amount of credit is not likely to negatively impact our business because it will not materially affect the price of the installation.  This amount currently represents less than 2% of the price of an average residential installation.  The commercial tax credit is 10% of the installation price and capped at $25,000. We have not found this credit to be an adequate incentive for a buyer of a solar project to make a purchase decision and if not available, in our opinion, most sales would not be affected.

CUSTOMER BASE

Referrals are important in any market and time in business makes the customer base grow. No customer represented a significant percentage of the Company’s total revenue in the fiscal year ended December 31, 2013 or 2012.  The company believes that the knowledge, relationships, reputation and successful track record of its management will help it to build and maintain its customer base.

EXPERIENCED MANAGEMENT

The Company believes that it has experienced management. ABCO’s principal, Charles O’Dowd, has six years of experience in the sales and installation of solar products and more than forty years business experience.   Mr. O’Dowd has the ability and experience to attract and hire experienced and talented individuals to help manage the company.

Mr. Wayne Marx has very little solar experience, but he has been a member of the ABCO Board of Directors for six years.  He also has over 40 years of self-employed business experience   The Company believes that long term business experience is our most valuable management tool.

ABCO has several experienced and long term employees on staff with a number of years of experience in provision of electrical services including lighting and solar installations. The Company believes that the knowledge, relationships, reputation and successful track record of its management will help it to build and maintain its customer base.

FINANCIAL RESOURCES

ABCO’s development activities since inception have been financially sustained through the sale of equity and capital contribution from shareholders.  We will continue to source capital from the equity and debt markets in order to fund our plans for expansion if we are unable to produce adequate capital from operations.  There is no guarantee that the Company will be able to obtain adequate capital from these sources, or at all.

EMPLOYEES

The Company presently has 12 full-time employees, four (4) in management, and (4) four in sales and the balance are in various labor crew positions. The Company anticipates that it will need to hire additional employees as the business grows. In addition, the Company may expand the size of our Board of Directors in the future.  Mr. O’Dowd devotes full time (40 plus hours) to the affairs of the Company.  No employees are represented by a union and there have not been any work stoppages.

SHARE EXCHANGE AGREEMENTS BETWEEN ABCO ENERGY, INC. AND ENERGY CONSERVATION TECHNOLOGIES, INC. (ENYC)

On July 1, 2011 Energy Conservation Technologies, Inc. (ENYC) completed a share exchange agreement (SEA) to exchange ENYC shares for 100 % of the common shares of ABCO Energy.  The Company has accounted for this transaction utilizing the purchase method as directed in SFAS 141 and FASB Statement No. 38.

As a result of the SEA, the outstanding shares of ENYC as of June 30, 2011 were restated in a one for twenty three (1 for 23) reverse division prior to the exchange, equaling approximately 9% of the post-exchange outstanding ABCO common shares. The result of the reverse split was a reissue of all pre-acquisition shares of ENYC with ABCO shares.

The share exchange agreement resulted in the issuance of the following shares:

Issued to	Issued for	Number of shares
Management of ENYC (1) (Cancelled in 2013)	Inventory – subject to escrow agreement	0
To be issued to management and insiders	Shares exchanged	112,849
To be issued to ENYC preferred shareholder	Preferred share conversion	124,254
To be issued to non-management ENYC shareholders	Common shares exchanged	538,627
Total shares issued	Exchanged shares total	775,730

(1) The controlling shareholders of pre-exchange ENYC agreed to purchase the inventory of ENYC for cash after closing of the SEA.  A total of 600,000 restricted shares will be held in escrow until the payment to the company of $92,248 or these shares will be cancelled for non-payment.  This group of shares was canceled in 2013 in exchange for the inventory by mutual agreement resulting in a net acquisition issue of 775,730 shares.

ABCO Energy pre-acquisition shareholders were issued 13,957,708 shares of the post-acquisition company.

An additional 120,000 shares were issued to consultants who were instrumental in the completion of the transaction. The value of $120 ($0.001 per share (par)) for this service has been charged to expense in the transaction.

ABCO Solar and AEFC were both wholly owned subsidiaries of the Nevada Corporation, Westcap Energy, Inc. (WCE).  WCE entered into the above SEA with ENYC and thereby transferred all of its assets, consisting of ownership of its two subsidiaries, ABCO Solar and AEFC to ENYC.  WCE was then liquidated and ENYC was the survivor of the transaction.  The Company then changed the name of ENYC to ABCO Energy, Inc.   WCE was incorporated in Nevada on September 10,, 2010.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012(“JOBS Act”).   For as long as we are an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 40(t) of the Sarbanes-Oxley Act (“SOX”) and reduced disclosure obligations regarding executive compensation in our periodic reports.

Under the JOBS Act, we will remain an “emerging growth company” until the earliest of:

•	the last day of the fiscal year during which we have total annual gross revenues of $1 Billion dollars;

•	the last day of the fiscal year following the fifth anniversary of completion of this offering;

•	the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and

•
The date on which we are deemed to be “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  We will qualify as a “large accelerated filer” as of the first day of the first fiscal year after we have (i) more than $700 million in accelerated common equity held by our non-affiliated and (ii) been public for at least 12 months, the value of our outstanding common equity will be measured each year on the last day of our second fiscal quarter.

The JOBS Act also provides that an “emerging growth company” can utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revisited accounting standards.  However, we are choosing to “opt out” of such extended transition period, and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for companies that are not “emerging growth companies.”  Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We are an “emerging growth company,” as defined in the JOBS Act.  For as long as we continue to be an “emerging growth company,” we may take advantage of exemptions from various reporting requirements that are applicable to either public companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404 of SOX.  As an “emerging growth company” we are required to report fewer years of selected historical financial data than that reported by other public companies.  We may take advantage of these exemptions until we are no longer an “emerging growth company.”  We could be an “emerging growth company” for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our ordinary shares held by non-affiliates exceeds $700 million as of any June 30 (the end of our second fiscal quarter) in which case we would no longer be an “emerging growth company” as of the following December31 (our fiscal year end).  We cannot predict if investors will find our shares less attractive because we may rely on these exemptions.  If some investors find our shares less attractive as a result, there may be less active trading market for our shares and the price of our shares may be more volatile.

SUBSEQUENT EVENTS

ABCO Energy has completed its requirements for Public Company Accounting Oversight Board CPA audits of its financial statements for the two years prior to this report.  This will allow the Company to apply for a higher listing on the OTC Markets and to qualify for acceptance by market makers for trading our common stock.  This is also required for Blue Sky Registration of our offering in various states.  There is no guarantee that our common stock will be accepted for listing on the OTC markets or that we will find market makers for trading of our common stock.

ITEM 1A.  RISK FACTORS

NOT APPLICABLE

ITEM 2.  FINANCIAL INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED JUNE 30, 2014 AND JUNE 30, 2013 AND FOR THE YEAR ENDED DECEMBER 31, 2013.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes. Information included in this discussion and analysis includes commentary on company-owned offices and sales volumes. Management believes such sales information is an important measure of our performance, and is useful in assessing consumer acceptance of the ABCO Energy Business Model and the overall health of the Company.  All of our financial information is reported in accordance with U. S. Generally Accepted Accounting Principles (GAAP).  Such financial information should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

RESULTS OF OPERATIONS - OVERVIEW

THREE MONTHS ENDED JUNE 30, 2014 COMPARED TO THREE MONTHS ENDED JUNE 30, 2013.

Our discussion of operating results for the three months ended June 30, 2014 and June 30, 2013 are presented below with major category details of revenue and expense including the components of operating expenses.

Sales consist of photovoltaic products, LED lighting products and installation during both periods for the three months ended June 30, 2014 and for the three months ended June 30, 2013. We have also sold a number of our proprietary LED solar street lights and revenue from this project was recorded during the current period.

Sales for the three months ended June 30, 2014 were $420,550 as compared to $127,381 for the same three months in 2013. The Solar sales revenue in 2013 reflected changing market conditions in the financing of solar installations and a reduction in utility incentives offered to residential and commercial buyers.  When the utilities in Arizona cancelled or substantially reduced the rebate programs, the financing or leasing companies were able to reduce the financial requirements by accepting the rebates as partial payments were no longer able to make loans or lease that required no money down or longer terms for their finance products.  This severally reduced the opportunities for sales and reduced gross margins substantially.  Without available financing, the sales of solar products became even more difficult.  We are not aware of any trends that may have a similar affect or a similar negative affect on the market as happened in Arizona during 2012 and 2013. The prices of solar products were reduced in 2013 and 2014 to offset the reduction or elimination of rebates and the market has recovered from this time.  ABCO has worked diligently to overcome these changes by focusing on large commercial applications and the increased interest of business and government in the LED lighting contracts.

Cost of sales was 59% of revenues in 2014 and 160% of revenues in 2013.   Gross margins were 41% and a negative 60 % of revenue respectively for the two three month periods.  During 2013 the prices of solar products had not yet been reduced by suppliers to compensate for the previously discussed market conditions.  This resulted in higher product prices as a percentage of product sales and had a negative effect on gross margins.

Total operating expenses were 45% of revenues in 2014 and 120 % of revenues for the same period in 2013.  Net loss for the three months period ended June 30, 2014 was $(28,367) as compared to the net loss of $(231,532) for the same three month period ended June 30, 2013.  Increased sales revenue and gross margin in the period ended June 30 2014 produced more cash from operations to pay our expenses.  Our operating expenses for this period were higher than the comparative period in 2013, but not as a percentage of total sales.  This combination of factors reduced the operating loss for the period ending June 30, 2014 as compared to June 30, 2013.

As noted in previous paragraphs discussing market conditions, ABCO could not finish its backlog of work and expand into the markets of LED lights and commercial solar markets without maintaining staff, facilities and sales expenses.  When sales revenues fall, and expenses are not reduced in equal amounts or percentages, the result is an increase of the percentage of operating expenses to sales revenue.  Operating expenses for the two periods increased to accommodate our expansion of sales programs, but not in the same ratio as the reduction in sales. ABCO chose to maintain a level of expenses that would not cripple the Company’s future.

The following table shows the actual numbers for the periods discussed.  For three month periods the selling general and administrative expenses show increase over the comparative previous period. To counteract the effect of the reduction in sales opportunities, the Company chose to add sales personnel and increase marketing expense.  The short term effect of this strategy resulted in increased expenses but also resulted in substantial increase in sales revenue, by $293,169 or 230% for the three months periods.  As is evident for the following table, this strategy also reduced the loss from operations by $213,167 (93%) for the three months period.  It is our plan to continue to reduce our operating losses by increasing sales and keeping expenses as low as possible without effecting sales revenue.

	For the Three Months Ended
	June 30, 2014	June 30, 2013

Revenues	$420,550	$127,381
Cost of Sales	247,991	203,768
Gross Profit	172,559	(76,387)
Operating Expenses:
Selling, General & Administrative	188,979	153,200
Loss from operations	(16,420)	(229,587)

SIX MONTHS ENDED JUNE 30, 2014 COMPARED TO SIX MONTHS ENDED JUNE 30, 2013.

Our operating results for the six months ended June 30, 2014 and June 30, 2013 are presented below with major category details of revenue and expense including the components of operating expenses.

Sales consist of photovoltaic products and LED lighting products and installation during both periods for the six months ended June 30, 2014 and for the six months ended June 30, 2013.

Sales for the six months ended June 30, 2014 were $676,323 as compared to $342,975 for the same six months in 2013. The Solar sales revenue in 2013 reflected changing market conditions in the financing of solar installations and a reduction in utility incentives offered to residential and commercial buyers.  When the utilities in Arizona cancelled or substantially reduced the rebate programs, the financing or leasing companies that were able to reduce the financial requirements by accepting the rebates as partial payments were no longer able to make loans or leases that required no money down or longer terms for their finance products.  This severally reduced the opportunities for sales and reduced gross margins substantially.  Without available financing, the sales of solar products became even more difficult.  We are not aware of any trends that may have a similar affect or a similar negative affect on the market as happened in Arizona during 2012 and 2013. The prices of solar products were reduced in 2013 and 2014 to offset the reduction or elimination of rebates and the market has recovered from this time.  ABCO has worked diligently to overcome these changes by focusing on large commercial applications and the increased interest of business and government in the LED lighting contracts. This has resulted in larger sales revenue in 2014.  We have no reason to believe that any such change will have a material adverse effect on our liquidity.

Cost of sales was 57% of revenues in 2014 and 95% of revenues in 2013. Gross margins were 43% and 6% of revenue respectively for the two six month periods. During 2013 the prices of solar products had not yet been reduced by suppliers to compensate for the previously discussed market conditions.  This resulted in higher product prices as a percentage of product sales and had a negative effect on gross margins.

Total operating expenses were 54% of revenues in 2014 and 75% of revenues for the same period in 2013.    Net loss for the six months period ended June 30, 2014 was $(88,869) as compared to the net loss of $(241,359) for the same six month period ended June 30, 2013.  The increase in sales revenue and gross profit margins reduces our losses.  Our operating expenses for this period were higher than the comparative period in 2013, but not as a percentage of total sales.  This combination of factors reduced the operating loss for the period ending June 30, 2014 as compared to June 30, 2013. As noted in previous paragraphs discussing market conditions, ABCO could not finish its backlog of work and expand into the markets of LED lights and commercial solar markets without maintaining staff, facilities and sales expenses.  When sales revenues fall, and expenses are not reduced in equal amounts or percentages, the result is an increase of the percentage of operating expenses to sales revenue.  Operating expenses for the two periods increased to accommodate our expansion of sales programs, but not in the same ratio as the reduction in sales. ABCO chose to maintain a level of expenses that would not cripple the company’s future.

The following table shows the actual numbers for the periods discussed.  For the six months period the selling general and administrative expenses show an increase over the comparative previous period. To counteract the effect of the reduction in sales opportunities, the Company chose to add sales personnel and increase marketing expense.  The short term effect of this strategy resulted in increased expenses but also resulted in substantial increase in sales revenue, by $333,348 or 97% for the six months period.  As is evident for the following table this strategy also reduced the loss from operations by $163,437 (69%) for the six month period.  It is our plan to continue to reduce our operating losses by increasing sales and keeping expenses as low as possible without effecting sales revenue.

	For The Six Months Ended
	June 30, 2014	June 30, 2013

Revenues	$676,323	$342,975
Cost of Sales	386,648	323,751
Gross Profit	289,675	19,224
Operating Expenses:
Selling, General & Administrative	364,699	257,685
Loss from operations	(75,024)	(238,461

LIQUIDITY AND CAPITAL RESOURCES

Our primary liquidity and capital requirements have been for carrying cost of accounts receivable after completion of contracts.  The industry habitually requires the solar contractor to wait for the utility rebate and in order to be paid for the contracts. This process can easily exceed 90 days and requires the contractor to pay all or most of the cost of the project without assistance from suppliers. Our working capital at June 30, 2014 was $125,277 and it was $544,445 at June 30, 2013.  This decrease of $419,168 was primarily caused by losses from operations during the year ended December 31, 2013. Bank financing has not been available to the Company but we have been able to increase our credit lines with our suppliers because of good credit.  There are no material covenants on our credit lines, normally due in 30 days, since they are standard in the industry and the balances vary on a daily basis.

STATEMENTS OF CASH FLOWS

In financial accounting, the cash flow statement also known as a statement of cash flows is a financial statement that shows how changes in balance sheet accounts and income affect cash and cash equivalents, and breaks the analysis down to operating, investing and financing activities. Essentially, the cash flow statement is concerned with the flow of cash in and out of the business. The statement captures both the current operating results and the accompanying changes in the balance sheet.  As an analytical tool, the statement of cash flows is useful in determining the short-term viability of a company, particularly its ability to pay bills.

The cash flow statement reflects a firm's liquidity.
The balance sheet is a snapshot of a firm's financial resources and obligations at a single point in time.
The income statement summarizes a firm's financial transactions over an interval of time.

These last two financial statements reflect the accrual basis accounting used by firms to match revenues with the expenses associated with generating those revenues.

The cash flow statement includes only inflows and outflows of cash and cash equivalents; it excludes transactions that do not directly affect cash receipts and payments. These non-cash transactions include depreciation or write-offs on bad debts or credit losses to name a few. The cash flow statement is a cash basis report on three types of financial activities: operating activities, investing activities, and financing activities. Non-cash activities are usually reported in footnotes.

The cash flow statement is intended to:

1.	Provide information on a firm's liquidity and solvency and its ability to change cash flows in future circumstances
2.	Provide additional information for evaluating changes in assets, liabilities and equity
3.	Improve the comparability of different firms' operating performance by eliminating the effects of different accounting methods
4.	Indicate the amount, timing and probability of future cash flows

The cash flow statement has been adopted as a standard financial statement because it eliminates allocations, which might be derived from different accounting methods, such as various timeframes for depreciating fixed assets.

STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30 2014 AND 2013

During the six months ended June 30, 2014 our net cash used by operating activities was $(93,158) and comparatively the net cash used by operating activities in the six months ended June 30, 2013 was $(180,092). Net cash used by operating activities in the period ended June 30, 2014 consisted primarily of net losses from operations $(88,869) for 2014 as compared to $(241,359) for 2013.  Depreciation adjustments were of non-cash expenses were $8,400 and $5,493 for each year respectively.  The Company experienced an increase in accounts payable of $81,072 and $82,436 for each year respectively.  This is primarily due to increases in sales for 2014 requiring more credit from our suppliers and slower credit payments from the Company during the 2013 period.  The corresponding increases in inventory and accounts receivable reflect cash required because of growth in sales during each period.  The decrease in Accounts receivable during the period ended June 30, 2013 reflected the decrease in sales during the period from higher sales in the 2012 prior period.

Net cash used in investing activities for the six months ended June 30, 2014 and 2013 was $(13,715) and $738 respectively due to receipt of principal on leases, $460 and $520 respectively ,acquisitions of equipment, $12,130 and $779 respectively, and deposits on leaseholds, $2045 paid out and $997 refund received respectively.  The larger negative number ($13,715) for 2014 was caused by larger equipment purchases in 2014 that exceeded any income from investing activities.

Net cash provided by financing activities for the six months ended June 30, 2014 and 2013 was $184,113 and $180,461 respectively. Net cash provided by financing activities for 2014 resulted primarily from the sale of common stock and in 2013 resulted primarily from the sale of common stock and a loan from a Director in the first quarter of 2013.

Cash flows from Financing Activities were reduced by legal and other costs of SEC Regulation A offering circular, Blue Sky registrations in various states and other offering expenses that aggregated a total of $5,000 for the six months ended June 30, 2014. (See Note 11)

ABCO Energy has very little contracted lease obligations or long term debt.  At June 30, 2014 and December 31, 2013 the Company owed a Director $60,000 and $60,000 respectively on demand notes.  The Director loaned the Company $10,000 during 2012 and $50,000 during the first quarter of 2013.  This demand note provides for interest at 12% per annum and is unsecured.

LIQUIDITY AND CAPITAL RESOURCES

Our primary liquidity and capital requirements have been for carrying cost of accounts receivable after completion of contracts.  The industry habitually requires the solar contractor to wait for the utility rebate and in order to be paid for the contracts. This process can easily exceed 90 days and requires the contractor to pay all or most of the cost of the project without assistance from suppliers. Our working capital at June 30, 2014 was $125,277 and it was $544,445 at June 30, 2013.  This decrease of $419,168 was primarily caused by losses from operations during the year ended December 31, 2013. Bank financing has not been available to the Company.  Our supplier lines of credit have increased in this period due to our working capital and credit experience, however our accounts payable are significantly higher.  We have been able to borrow $60,000 from one of our Directors to increase working capital during the first quarter of 2013. There are no existing agreements or arrangement with any Director  to provide additional funds to the Company.

During the six months ended June 30, 2014 our net cash used by operating activities was $(93,158) and comparatively the net cash used by operating activities in the six months ended June 30, 2013 was $(180,092). Net cash used by operating activities in the period ended June 30, 2014 consisted primarily of net income from operations adjusted for non-cash expenses and an increase in accounts payable and accrued expenses.

Net cash used in investing activities for the six months ended June 30, 2014 and 2013 was $(13,715) and $738 respectively due to receipt of principal on leases, acquisitions of equipment and deposits on leaseholds.  Net cash provided by financing activities for the six months ended June 30, 2014 and 2013 was $184,113 and $180,461 respectively. Net cash provided by financing activities in 2014 and in 2013 resulted from the sale of common stock and a loan from a Director.

Cash flows from Financing Activities were reduced by legal and other costs of SEC Regulation A offering circular, Blue Sky registrations in various states and other offering expenses that aggregated a total of $5,000 for the six months ended June 30, 2014.

STATEMENTS OF CASH FLOWS

Since our inception on August 8, 2008 through June 30, 2014 we have incurred net operating losses of $(1,253,702) including the six months period ended June 30, 2014. Our cash and cash equivalent balances were $169,397 for the period ended June 30, 2014. At June 30, 2014 we had total liabilities of $257,672 as compared to $176,600 at December 31, 2013.  This indicates an increase of our liabilities in the amount of $81,072 during this period.

We plan to satisfy our future cash requirements – primarily the working capital required for the marketing of our services and to offset legal and accounting fees – by additional financing. This will likely be in the form of future debt or equity financing. There is no guarantee that the Company will be able to obtain adequate capital from these sources or at all.

RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED DECEMBER 31, 2013 AND 2012

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes. This discussion and analysis contains certain statements that are not historical facts, including, among others, those relating to our anticipated financial performance for future years, cash requirements, and our expected operating office openings. Only statements which are not historical facts are forward-looking and speak only as of the date on which they are made. Information included in this discussion and analysis includes commentary on company-owned offices and sales volumes. Management believes such sales information is an important measure of our performance, and is useful in assessing consumer acceptance of the ABCO Energy Business Model and the overall health of the Company. All of our financial information is reported in accordance with U. S. Generally Accepted Accounting Principles (GAAP). Such financial information should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

FISCAL YEAR ENDED DECEMBER 31, 2013 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2012

Sales decreased by $1,538,441 or 65% from 2012 to $823,147 in 2013 from $2,361,588 in 2012.  The primary reason for the decrease was the change in policy in Arizona created by the Arizona Corporation Commission to reduce all utility rebate subsidies to zero or near zero and the resulting pullout of the leasing companies from the Arizona market. It is not possible to account for the decrease in sales in dollar amount due to any one factor, but all factors contributed to the total change. Our restructuring to this difficult transition required training for our staff in commercial solar development, LED lighting markets and cash selling to the residential market.

Cost of sales in the accounting term for products and labor that were part of the sales contracts discussed above.  If sales decrease, products sold decreases.  Cost of sales decreased by $1,209,297, or 61%, to $776,853 in 2013 from $1,986,150 in 2012 due primarily to reduction in sales, reduction in prices in the market place and extreme competition from installers and the finance markets. The Company also changed its focus from residential installs to a commercial focus in order to meet changes in the market created by the pullout of leasing companies and reduction in residential rebates by utilities. Gross margin as a percentage of total sales decreased to 6% in 2013 from 16% in 2012, primarily due to lower product selling prices partially offset by a sales mix shift to the lower profit and competition of residential leases.

General and administrative expenses increased by $132,089, or 25%, to $667,955 in 2013 from $535,866 in 2012 due primarily to sales force and advertising expenses in 2013. The increase in operating expenses as a percentage of sales was primarily due to higher cost of advertising, sales persons and operating costs.

LIQUIDITY AND CAPITAL RESOURCES

Our primary liquidity and capital requirements have been for carrying cost of accounts receivable and inventory during and after completion of contracts. The industry habitually requires the solar contractor to wait for the utility rebate and commissioning (turning on) of solar systems in order to be paid for the contracts. This process can easily exceed 90 days and requires the contractor to pay all or most of the cost of the project without assistance from suppliers. Our working capital at December 31, 2013 was $35,350 and it was $222,000 at December 31, 2012. Business sources of working capital usually come from borrowing, private and personal debt or sales of ownership shares.  Working capital is defined as the difference between current assets and current liabilities.  If any segment of these accounts changes, it affects working capital.  A decrease in inventory frees up the cash used to accumulate the inventory.  An increase in accounts receivable requires the use of cash to fund the increase.  An increase in accounts payable uses the supplier’s cash to fund inventory and other cash requirements A decrease of any segment of working capital requires a replacement of the capital from some resource to continue operations at the same level and frees up capital when operations are slowed.  ABCO experienced a decrease of $186,650 in working capital between December 31, 2012 and December 31, 2013.  This decrease was primarily funded by our equity offerings which consisted of sales of common stock to investors.  The reduction in working capital also included a reduction in inventory ($65,114) and a reduction in accounts receivable ($221,648) which adds to working capital, for the year ended December 31, 2013 and this increased our available cash. The majority of the change in working capital was the result of losses from operations ($626,584). Total liabilities increased by $32,932 which increases working capital.  Funds from investors acquisition of equity increased working capital by $428,785 net of expenses.  Bank financing has not been available to the Company.

STATEMENTS OF CASH FLOWS

During the years ended December 31, 2013 and 2012 our net cash provided by operating activities was $(359,377) and $(70,284) respectively. Net cash provided by operating activities in the period ended December 31, 2013 consisted primarily of net loss from operations adjusted for non-cash expenses and a decrease in accounts payable and accrued expenses. The major supplier programs were changed in January of 2012 and this decreased the use of our working capital for materials.   In early 2012, the same companies required ABCO to pay for materials direct from the financing resources and therefore created a difference in the reporting of accounts payable and accounts receivable.    By the end of the period ended December 31, 2013 all of the utility and treasury receivables had been collected.

Net cash used in investing activities for the years ended December 31, 2013 and 2012 was $1,477 and $(33,065) respectively due to acquisitions of equipment and deposits on inventory. The negative cash flows meant that we were buying equipment in 2012.  The positive cash flows were from our leasing programs in 2013 and we did not purchase equipment in 2013.

Net cash provided by financing activities for the years ended December 31, 2013 and 2012 was $428,785 and $(33,901) respectively. Net cash provided by financing activities for 2013 and 2012 resulted primarily from the issuance of common stock and was used for legal other expenses of our offerings.  During 2013 we raised net cash of $468,518 after adjusting for stock cancellations and had expenditures of $39,733 resulting in a net cash increase from financing activities totaling $428,785. During 2012 we raised net cash of $174,410 and had expenditures of $208,041 resulting in a net cash decrease from financing activities totaling $(33,901).  Cash flows from Financing Activities were reduced by legal and other costs of SEC Regulation A applications, Blue Sky registrations in various states, and other offering expenses that aggregated a total of $39,733 and $208,041 respectively.

Since our inception on August 8, 2008 through December 31, 2012 we have incurred net operating losses of ($1,164,883). Our cash and cash equivalent balances were $92,157 and $26,044 for the period ended December 31, 2013 and 2012 respectively. At December 31, 2013 we had total liabilities of $176,600 as opposed to $143,668 at December 31, 2012.

We plan to satisfy our future cash requirements – primarily the working capital required for the marketing of our services and to offset legal and accounting fees – by additional financing. This will likely be in the form of future debt or equity financing.   We will not be able to reach our goals and projections for multistate expansion without a cash infusion. There is no guarantee that the Company will be able to obtain adequate capital from these sources, or at all.

PLAN OF OPERATION

Based on our current financial position, we cannot anticipate whether we will have sufficient working capital to sustain operations for the next year if we do not raise additional capital.  We will not however, be able to reach our goals and projections for multistate expansion without a cash infusion.  Our ability to maintain sufficient liquidity is dependent on our ability to attain profitable operations or to raise additional capital. We have no anticipated timeline for obtaining neither additional financing nor the expansion of our business.  We will continue to keep our expenses as low as possible and keep our operations in line with available working capital as long as possible.  There is no guarantee that the Company will be able to obtain adequate capital from any sources, or at all.  We cannot predict how long we can continue to operate our business with the present cash on hand.

ITEM 3.  PROPERTIES

The Company has paid security deposits on the three rented spaces it occupies for offices and warehouse which total $7,235 on June 30, 2014 and $5,190 on December 31, 2013.

ABCO lease a 1,200 square foot office and warehouse in an industrial park in Phoenix Arizona for a monthly rental of $1,254 which expires on February 28, 2016.  The aggregate total rent due on this lease through expiration is $25,080.

There is no lease on the Williams, Arizona property because this office is located in the office of a Director and no lease has been established.

On May 1, 2014 the Company rented office and warehouse space at 2100 N. Wilmot #211, Tucson, Arizona 85712.  This facility consists of 3,600 square feet and the two year lease has a forward commitment of $56,700 with an option to cancel one third of the rental after six months.

The Company considers these facilities adequate for current operations level and for substantial growth in the future.  Additional space is available in the current locations if needed.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding beneficial ownership of our securities by (i) each person who is known by us to own beneficially more than five percent (5%) of the outstanding shares of each class of our voting securities, (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted.

Name	Title of Securities	Shares owned	Amount paid for common stock	Percentage of class
Charles O’Dowd	Common	4,000,000	$4,000	26%
Wayne Marx	Common	1,000,000	$50,000	6%
All Officers, Directors and 5% Shareholders - As a Group	Common	5,000,000	$54,000	32%

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS AND MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name and age of officers and director as of June 30, 2014. Our Executive officers are elected annually by our board of directors.  Our executive officers hold their offices until they resign, are removed by the Board, or his successor is elected and qualified.  Both Mr. O’Dowd and Mr. Marx were members of the Board and Officers prior to the SEA with Energy Conservation Technologies, Inc. and afterward they were reappointed to the Board on the effective day July 1, 2011.

The Company’s Chief Executive Officer, President, and Director Mr. O’Dowd, and Wayne Marx, a Vice President and Director, are “Promoters” within the meaning of Rule 405 of Regulation C in that these individuals were instrumental in founding and organizing ABCO Energy, Inc.

Officer’s Name	Directors Name	Age	Officer’s Position	Appointment date
Charles O’Dowd	Charles O’Dowd	64	CEO, President, Secretary	July 1, 2011
Wayne Marx	Wayne Marx	63	VP, Director	July 1, 2011

The Board of Directors consists of two individuals, Charles O’Dowd, CEO, President, and Director, and Mr. Wayne Marx, VP and Director.  Biographies of the Executive Officers and Members of the Board of Directors are set forth below:

Charles O’Dowd, President, Secretary, Director

Mr. O’Dowd has six years of experience in the sales and installation of solar products and has spent the past 40 years in a marketing and sales career in real estate and business brokerage. He is well known in the business community throughout Arizona.  From 1975 to 2003, Mr. O’Dowd worked in the real estate industry as a Broker (residential & commercial), Loan Originator, Sales Manager of a 100 person real estate office, Project Manager (6700 N. Oracle) and Land Developer.  From 2003 through 2009 Mr. O’Dowd was VP of Operations and Director of the Southern Arizona Small Business Association.  He has worked full time for ABCO Energy since 2009.  He is a Graduate of the University of Arizona (BS, Political Science) and served as a City of Tucson Police Officer.  He has previously worked for The Colorado College, Tucson Airport Authority Police, and Arizona Air National Guard.  He has vast personal contacts in our market area and is director of sales and marketing for our company.

Wayne Marx, VP, Director.

Mr. Marx was the founder and owner of “Precision Outdoor Power”, power equipment retail and service provider in Tucson and Williams, Arizona.  Wayne has more than 40 years of business experience, mostly in retail and government services a self-employed individual and has been a provider of equipment to residential commercial and government users throughout his business career.  He has limited experience in the solar industry.  Mr. Marx presently brings a representation to our company for fire and emergency service organizations that he presently serves and has worked with for many years. Mr. Marx is Fire Chief for the Sherwood Forest Estates Fire District and Regional Fire Resource Coordinator for Coconino County Fire Department.  Mr. Marx joined the Fire District as Fire chief in 2003 and is still employed at this position full time.  Mr. Marx does not draw a salary or work as an employee for ABCO Energy at this time and serves as a Vice President without any compensation.

The Directors will hold office until the next annual meeting of the security holders following their election and until their successors have been elected and qualified. The Board of Directors appoints Officers. Officers hold office until the next annual meeting of our Board of Directors following their appointment and until successors have been appointed and qualified.

Family Relationships

There are no family relationships between any of our directors, executive officers or directors.

Involvement in Certain Legal Proceedings

During the past ten years, none of our officers, directors, promoters or control persons has been involved in any legal proceedings as described in Item 401(f) of Regulation S-K.

Code of Ethics

We have a Code of Ethics in place for the company.  The Company seeks advice and counsel from outside experts such as our lawyers and accountants on matters relating to corporate governance and financial reporting.

AUDIT COMMITTEE

The Audit Committee for the Company currently consists of the two members of the Board which acts in such capacity and will do so for the immediate future due to the limited size of the Board. The Company intends to increase the size of its Board in the future, at which time it may appoint a separate Audit Committee.

The Audit Committee will be empowered to make such examinations as are necessary to monitor the corporate financial reporting and the external audits of the Company, to provide to the Board of Directors (the “Board”) the results of its examinations and recommendations derived there from, to outline to the Board improvements made, or to be made, in internal control, to nominate independent auditors, and to provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require Board attention.

COMPENSATION COMMITTEE

The Company does not presently have a Compensation Committee and the Board acts in such capacity and will do so for the immediate future due to the limited size of the Board. The Company intends to increase the size of its Board in the future, at which time it may appoint a Compensation Committee.

The Compensation Committee will be authorized to review and make recommendations to the Board regarding all forms of compensation to be provided to the executive officers and directors of the Company, including salary, stock compensation and bonus compensation to all employees.

NOMINATING COMMITTEE

The Company does not have a Nominating Committee and the full Board acts in such capacity.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 (“1934 Act”) requires that the Company’s directors and executive officers and persons who beneficially own more than ten percent (10%) of a registered class of its equity securities, file with the SEC reports of ownership and changes in ownership of its common stock and other equity securities. Executive officers, directors, and greater than ten percent (10%) beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports that they file. Upon our becoming a reporting company under the 1934 Act, those provisions will become applicable to the Company.

ITEM 6.  EXECUTIVE COMPENSATION

REMUNERATION OF DIRECTORS AND OFFICERS

The following table sets forth all the remuneration paid to the three highest paid persons who were our Director and Officers for the fiscal years ended December 31, 2013 and December 31, 2012:

Name of individual or identity of group	Year	Capacities in which remuneration was received	Aggregate remuneration all salary	Consulting and Other Compensation	Total Compensation
Charles O’Dowd	2013	President	$52,000	$0	$52,000
Charles O’Dowd	2012	President	$52,000	$0	$52,000

Mr. O’Dowd received an annual salary of $52,000 per year.  Mr. O’Dowd was employed in January, 2009and works full time for the Company.

Mr. Marx has not received any compensation for his services to the Board of Directors and no arrangements have been made to do so at this time.  It is anticipated that his remuneration for calendar 2014 will remain the same as fiscal 2013.

There is no family relationship between any of the current officers or directors of the Company.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS; LITIGATION

At present, we do not have employment agreements with any of our Executive officers.   There is no pending litigation or proceeding to which the Company is a party that may materially affect the business or its assets. The Company is not subject to any adverse order, judgment or decrees entered in connection with the offering by the regulatory authorities in each state; by any court; or by the Securities and Exchange Commission.

ITEM 7.  CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Share Exchange Agreements between ABCO Energy, Inc. and Energy Conservation Technologies, Inc. (ENYC)

On July 1, 2011 Energy Conservation Technologies, Inc. (ENYC) completed a share exchange agreement (SEA) to exchange ENYC shares for 100 % of the common shares of ABCO Energy.  The Company has accounted for this transaction utilizing the purchase method as directed in SFAS 141 and FASB Statement No. 38.

The principle reason for the SEA on the part of the acquirer, ABCO Energy was to become a publicly traded entity for access to the capital markets. The principle reason for ENYC agreeing to the SEA was to provide sales and operations in their development stage entity which did not have significant sales transactions.

As a result of the SEA, the outstanding shares of ENYC as of June 30, 2011 were restated in a one for twenty three (1 for 23) reverse division prior to the exchange, equaling approximately 9% of the post-exchange outstanding ABCO common shares. The result of the reverse split was a reissue of all pre-acquisition shares of ENYC.  The share exchange agreement resulted in the issuance of the following shares:

Issued to	Issued for	Number of shares
Management of ENYC (1) (Cancelled in 2013)	Inventory – subject to escrow agreement	0
To be issued to management and insiders	Shares exchanged	112,849
To be issued to ENYC preferred shareholder	Preferred share conversion	124,254
To be issued to non-management ENYC shareholders	Common shares exchanged	538,627
Total shares to be issued	Exchanged shares total	675,730

(1) The controlling shareholders of pre-exchange ENYC agreed to purchase the inventory of ENYC for cash after closing of the SEA.  A total of 600,000 restricted shares were held in escrow until the payment to the company of $92,248 or these shares were to be cancelled for non-payment.  This group of shares was canceled in 2013 in exchange for the inventory by mutual agreement.  The total resulting common stock retained by the ENYC shareholders was 775,730 shares as a result of the exchange.

ABCO Energy pre-acquisition shareholders were issued 13,957,708 shares of the post-acquisition company.

An additional 120,000 shares were issued to consultants who were instrumental in the completion of the transaction. The value of $120 ($0.001 per share (par)) for this service has been charged to expense in the transaction.

Shortly after the effective date of the SEA, the name of ENYC was changed to ABCO Energy, Inc.  This SEA resulted in a complete change of control, and all prior Directors and Officers resigned from the company before the effective date of July 1, 2011. ENYC had no sales for the six months period ended June 30, 2011 and no operating expenses because the Company was inactive during that time. ENYC was not a shell company prior to the completion of the SEA described above because it had adequate assets and other attributes of a non-shell company.  Under Securities Exchange Act of 1934 Rule 126-2, a “shelf company” means an entity that (1) has no or nominal operation and (2) either (i) no nominal assets, (ii) consisting of cash and cash equivalents or (iii) any amount of cash and nominal other assets.  At the June 30, 2011, the date before the effective date the SEA was completed, the Company had assets with a book value of $384,290.

The predecessor to ABCO Energy, the private company, was liquidated after transferring all of its assets to ENYC.  ABCO Energy owned the wholly owned subsidiaries, ABCO Solar and AEFC prior to the exchange agreement.

There is a demand note due to Wayne Marx, a Director of the Company, in the principal amount of $60,000 a as of December 31, 2013. This demand note provides for interest at 12% per annum and is unsecured.  The note resulted in an interest charge of $3,635 through the period ended June 30, 2014 and all interest was paid in full through this date.

Any future material transactions and loans will be made or entered into on terms that are no less favorable to the Company that those that can be obtained from unaffiliated third parties.  Any forgiveness of loans must be approved by a majority of the Company’s independent directors who do not have an interest in the transactions and who have access, at the Company’s expense, to Company’s or independent counsel. Until the Company has more than two directors, this policy will not be in effect.

Charles O’Dowd, CEO, President and Director of the Company and Wayne Marx, Vice President and Director of the Company are each “Promoters” as defined in Rule 405 of Regulation C.  In 2009 Mr. O’Dowd received his 4,000,000 shares of Company stock in exchange for services rendered which were valued at $4,000 and Mr. Marx purchased his 1,000,000 shares for $50,000 cash in 2010.

ITEM 8.  LEGAL PROCEEDINGS

On June 5, 2014, the Arizona Superior Court entered a Judgment (“AZ Judgment”) affirming the ruling of the Arizona Corporate Commission (“ACC”) dated March 21, 2013.  This means that the Company, a successor in interest to Westcap Energy, Corp. (“Westcap”) may have successor liability and may be required to participate in the rescission process; however there is no judgment or order against the Company.    A Notice of Appeal has been filed on behalf of Westcap and the other defendants with the Arizona Court of Appeals. The filing of this Notice does not stay the enforcement of AZ Judgment.  Westcap, under the AZ Judgment, has sixty (60) days from June 5, 2014, to commence the Rescission Offer to the 24 shareholders who are now Company shareholders.  It has been the Company’s opinion that the defense of the legal position of all defendants is in the best interest of all shareholders and therefore has paid legal fees during 2013 totaling $23,785.

In August of 2014, the ACC refused to allow the Company to participate in any rescission pursuant to the AZ Judgment on the grounds the Company was not a party to the ACC action and therefore had no involvement in the rescission requirement.  As of August 4, 2014, the deadline for rescission requirements, the Arizona Corporate Commission has refused to act or make a decision for action even though all materials had been presented to them for the completion of the rescission. In light of the ACC refusal to even evaluate rescission documents prepared by the Company, the Company has informed the ACC that it will take no further action with respect to the ACC Judgment at this time and the Company has not recorded a liability on the Arizona judgment on its books.

ITEM 9.  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

A VERY LIMITED MARKET FOR OUR SHARES

Our shares were listed on the OTC Pink tier (non-reporting) under the symbol ABCE.   As of August 31, 2014, the shares were last quoted at $0.70 per share. On this date, the company had approximately 172 shareholders of record.  On July 20, 2013, OTC Markets, Inc. de-listed the shares to the grey market, however, the requirements for upper markets have now been met and ABCO has filed all required documents in Form 15c211 with a market maker.

We cannot give any assurance that a market for our shares will ever develop.  In addition, even if a public market for our shares develops, there is no assurance that a secondary public market will be sustained.  We intend to have our common stock again quoted on the OTC Bulletin Board®.  However, there is no assurance that we will be successful in finding a market maker who will be successful at having our shares quoted.  Further, even assuming we do locate such a market maker, it could take several months before the market maker’s listing application, which is required for our shares to trade, is approved.  The OTC Bulletin Board® is maintained by the National Association of Securities Dealers (the NASD, now known as the Financial Industry Regulatory Authority (FINRA)). The securities traded on the Bulletin Board are not listed or traded on the floor of an organized national or regional stock exchange. Instead, these securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Even if our shares are quoted on the OTC Bulletin Board®, a purchaser of our shares may not be able to resell the shares. Broker-dealers may be discouraged from effecting transactions in our shares because they will be considered penny stocks and will be subject to the penny stock rules. Upon becoming a reporting company, Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on FINRA brokers-dealers who make a market in a “penny stock.” A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.  The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market, assuming one develops.

ITEM 10.  RECENT SALES AND UNREGISTERED SECURITIES

This is a list of all securities sold in the period dating from January 1, 2011 through June 30, 2014.  Commissions paid were expenses reimbursements and compensation paid to foreign agents for solicitation of investors for Regulation S offerings of ABCO Energy.

Year 2011	Date	Shares	Amt. Paid	Commissions Paid
Ek, Urban	01/05/11	18,000	36,000	23,400
Trotter, D	01/06/11	30,000	60,000	39,000
Tickner, Eric	01/07/11	12,500	25,000	16,250
Pottinger, J	01/11/11	46,831	93,662	60,880
Pottinger, J	01/18/11	3,377	6,754	4,390
Andersen, M	01/21/11	7,500	15,000	9,750
Colsell, G	01/21/11	1,500	3,000	1,950
Hopkinson, T	01/21/11	6,000	12,000	7,800
Rankin, Ian	01/21/11	7,500	15,000	9,750
Arnott, RDP	01/25/11	5,000	10,000	6,500
Walker, B	01/26/11	10,700	21,400	13,910
Billowes, R	01/28/11	7,500	15,000	9,750
Hadley, M	01/28/11	10,000	20,000	13,000
Mason, D	01/28/11	7,500	15,000	9,750
Baker, S	01/31/11	7,500	15,000	9,750
Craig, Ian	01/31/11	13,715	27,430	17,830
Mcdonald, M	01/31/11	3,500	7,000	4,550
Garsztka, R	02/01/11	5,000	10,000	6,500
Hewlett, P	02/01/11	5,000	10,000	6,500
Delve, J	02/02/11	15,000	30,000	19,500
Craig, I	02/03/11	1,500	3,000	1,950
Moir, R	02/03/11	6,235	12,470	8,106
Wood, J	02/17/11	10,000	20,000	13,000
McGuigan, C	03/03/11	10,000	20,000	13,000
Franey, J	03/11/11	5,000	10,000	6,500
Pottinger, J	08/19/11	70,000	24,500	15,925
Orr, B	08/24/11	42,857	15,000	9,750
Bate, B	08/24/11	100,000	40,000	26,000
Morgan J	09/07/11	30,000	12,000	7,800
Orr, B	09/08/11	57,143	20,000	13,000
Brittain, L	09/12/11	62,500	25,000	16,250
Gethin, A	09/12/11	62,500	25,000	16,250
Lees-Jones, D	09/12/11	62,500	25,000	16,250
Moir, R	09/14/11	16,173	6,469	4,205
Goodband, R	09/15/11	50,000	20,000	13,000
Gale, R	09/20/11	12,500	5,000	3,250
Etheridge, G	09/26/11	3,500	1,400	910
Cummings, I	09/29/11	30,000	12,000	7,800
Minchin, R	09/29/11	3,750	1,500	975
Barrow, T	09/30/11	70,000	24,500	15,925
Abell, M	09/30/11	40,000	16,000	10,400
Atkinson, I	09/30/11	40,000	14,000	9,100
Garsztka, R	10/03/11	15,000	6,000	3,900
Muir, R	10/04/11	19,000	7,600	4,940
Mason, D	10/05/11	12,500	5,000	3,250
Mitchell, E	10/06/11	40,000	16,000	10,400
Pottinger, J	10/07/11	100,000	35,000	22,750
Adams, T	10/11/11	12,500	5,000	3,250
Fleming, J	10/12/11	8,750	3,500	2,275
Frankiel, A	10/17/11	20,000	7,970	5,181
Ballingal, T	10/17/11	4,000	1,600	1,040
Andersen, M	10/17/11	25,000	10,000	6,500
Hadley, Ml	10/18/11	130,000	52,000	33,800
Bunn, R	10/18/11	10,000	4,000	2,600
Rao, D	10/19/11	40,000	14,000	9,100
Tovar, J	10/25/11	62,500	25,000	16,250
Tovar, J	10/25/11	500,000	175,000	113,750
Gale, R	11/03/11	60,000	24,000	15,600
Scott, R	11/08/11	12,500	5,000	3,250
Brittain, L	11/17/11	37,500	15,000	9,750
Hadley, M	12/01/11	171,000	59,850	38,903
Gaw, J	12/02/11	37,500	15,000	9,750
Harvey, F	12/02/11	8,000	3,200	2,080
Frenkiel, A	12/08/11	120,000	42,000	27,300
Woods, J	12/08/11	77,500	31,000	20,150
Tickner, E	12/08/11	50,000	20,000	13,000
Ek, U	12/08/11	17,500	7,000	4,550
Adams, T	12/09/11	35,000	14,000	9,100
Ballingall, T	12/13/11	20,000	8,000	5,200
Lees-Jones, D	12/19/11	135,957	47,585	30,930
Wood, J	12/28/11	10,000	4,000	2,600
Gale, R	12/28/11	131,428	46,000	29,900

Year 2012	Date	Shares	Amt Paid	Comm. Paid
Hadley, M	01/17/12	33,000	12,540	8,151
Goodband, R	01/17/12	143,000	50,500	32,825
Bradley, P	01/18/12	12,500	5,000	3,250
Hurford, J	01/18/12	25,000	10,000	6,500
Bunn, R	01/19/12	7,500	3,000	1,950
Ek, U	02/02/12	25,000	10,000	6,500
Lees-Jones, K	02/08/12	24,400	8,000	5,200
Goodband, R	02/10/12	143,000	50,500	32,825
Minchin, R	02/10/12	3,750	1,500	975
Etheridge	02/13/12	19,750	7,900	5,135
Frenkiel, A	02/14/12	42,858	15,000	9,750
Morgan, J	02/14/12	20,000	8,000	5,200
Frenkiel, A	02/17/12	42,858	15,000	9,750
Dart, S	02/21/12	41,250	16,500	10,725
Brittain, L	02/21/12	45,000	15,750	10,238
Frenkiel, A	02/21/12	6,428	2,250	1,463
Frenkiel, A	02/22/12	40,000	14,000	9,100
Adams, T	02/27/12	14,285	5,000	3,250
Frenkiel, A	02/27/12	2,857	1,000	650
Winterburn, R	02/29/12	7,850	3,140	2,041
Paekmeyer, G	03/01/12	22,500	9,000	5,850
Holland, N	03/05/12	110,286	38,600	25,090
Gethin, A	03/09/12	71,571	25,050	16,283
Orr, J	03/14/12	26,250	10,500	6,825
Tickner, E	03/15/12	62,500	21,875	14,219
Gale, R	03/21/12	230,000	80,500	52,325
McDonald, M	03/22/12	12,500	5,000	3,250
Hewlett, D	04/17/12	20,000	8,000	5,200
Scott R	04/18/12	3,500	1,400	910
Holland, N	04/27/12	112,858	39,500	25,675
Holland, N	05/22/12	111,429	38,960	25,324
Gale, R	06/08/12	228,858	80,000	52,000
Gale, R	08/07/12	231,429	81,000	52,650

Year 2013	Date	Shares	Amt paid	Comm Paid
Morgan, J	03/08/13	15,150	5,000	3,250
Alexander, G	03/11/13	22,727	7,500	4,875
Bunn, R	03/15/13	22,725	7,480	4,862
Hopkinson, T	03/18/13	10,606	3,500	2,275
Kitts, G	03/18/13	7,575	2,500	1,625
Garsztka, R	03/18/13	106,000	35,000	22,750
Goodband, R	03/19/13	20,000	6,570	4,271
Harvey, F	03/20/13	12,045	3,975	2,584
Hinton, B	03/20/13	10,000	3,300	2,145
Hurford, J	04/03/13	12,500	4,090	2,659
Andersen, M	04/12/13	15,152	5,000	3,250
Rao, D	04/23/13	15,152	5,000	3,250
Gethin, A	04/26/13	330,000	100,000	65,000
Blackshaw, T	04/29/13	45,000	14,850	9,653
Hadley, M	05/08/13	25,000	8,230	5,350
Thoelke, R	05/15/13	110,370	36,422	23,674
Thoelke, R	05/15/13	4,133	1,364	887
Winser, C	05/17/13	24,000	7,920	5,148
Thoelke, R	05/29/13	110,033	36,310	23,602
Cummings, I	05/31/13	5,000	1,650	1,073
Morgan, J	06/05/13	15,150	5,000	3,250
Holland, N	06/17/13	186,740	50,000	32,500
Tickner, E	06/25/13	362,550	108,900	70,785
Morgan, J	06/25/13	12,121	4,000	2,600
Scott, R	06/26/13	5,000	1,625	1,056
Trotter, D	07/05/13	20,000	6,575	4,274
Thoelke, R	07/11/13	154,255	50,904	33,088
Brown, A	07/23/13	3,351	1,106	719
Orr, J	07/25/13	15,000	4,925	3,201
Cummings, I	07/25/13	10,000	3,300	2,145
Goodband, R	07/26/13	60,600	20,000	13,000
Blackshaw, T	07/26/13	54,925	18,125	11,781
Rao, D	07/26/13	15,152	5,000	3,250
Franey, J	07/26/13	15,160	4,972	3,232
Tickner, E	07/29/13	567,610	179,768	116,849
Wood, J	07/29/13	27,273	9,000	5,850
Fleming, J	07/29/13	15,158	5,002	3,251
Gaw, J	08/06/13	30,303	9,975	6,484
Walker, B	08/06/13	68,182	22,500	14,625
Ek, U	08/07/13	15,158	5,002	3,251
Hadley, M	08/14/13	24,000	7,900	5,135
Gethin, A	08/21/13	46,970	15,500	10,075
Tickner, E	08/29/13	30,303	10,000	6,500
Rao, D	09/11/13	30,303	9,975	6,484
Watson, R	09/16/13	30,315	10,004	6,503
Andersen, M	09/20/13	15,150	4,980	3,237
Morgan, J	09/20/13	15,150	4,970	3,231
Garsztka, R	09/24/13	10,600	3,500	2,275
Tickner, E	09/25/13	196,985	51,150	33,248
Tovar, J	10/01/13	187,500	61,875	40,219
Cummings, I	10/11/13	10,000	3,300	2,145
Hurford, J	10/16/13	15,158	4,967	3,229
Atkinson, I	10/16/13	21,212	6,975	4,534
Walker, B	10/23/13	100,000	33,000	21,450
Wood, J	10/23/13	7,575	2,465	1,602
Blackshaw, T	11/05/13	20,000	5,000	3,250
Tickner, E	11/06/13	100,000	25,000	16,250
Hadley, M	11/07/13	64,000	16,000	10,400
Morgan, J	11/13/13	16,000	4,000	2,600
Morgan, J	11/14/13	21,200	5,300	3,445
Hurford, J	11/14/13	20,000	4,965	3,227
Atkinson, I	11/14/13	24,243	7,975	5,184
Gaw, J	11/19/13	60,000	14,975	9,734
Rao, D	11/20/13	50,000	12,475	8,109
Sanyaolu, R	11/22/13	40,000	9,975	6,484
Andersen, M	11/22/13	20,000	4,970	3,231
Ballingall, B	11/22/13	20,000	4,965	3,227
Trotter, D	11/25/13	40,000	9,975	6,484
Franey, J	11/29/13	20,000	4,970	3,231
Booth, D	11/29/13	32,000	8,000	5,200
Cummings, I	12/04/13	15,152	5,000	3,250
Brown, A	12/04/13	4,267	1,408	915
Goodband, R	12/09/13	200,000	50,000	32,500
Thoelke, R	12/12/13	120,000	30,000	19,500
Thoelke, R	12/19/13	68,000	17,000	11,050

Year 2014	Date	Shares	Amt Paid	Comm Paid
Watson, R	01/07/14	200,000	50,000	32,500
Walker, B	01/08/14	60,000	15,000	9,750
Tovar, J	01/21/14	250,000	62,500	40,625
Thoelke, R	01/23/14	12,000	3,000	1,950
Reig, F	01/27/14	80,000	20,000	13,000
Tickner, E	02/07/14	30,052	7,513	4,883
Watson, R	02/07/14	300,000	75,000	48,750
Holland, N	02/11/14	40,000	10,000	6,500
Trotter, D	02/12/14	100,000	24,965	16,227
Holland, N	02/14/14	120,000	30,000	19,500
Dos Santos, A	02/21/14	30,000	7,329	4,764
Carabajal, A	02/24/14	40,000	10,000	6,500
Hurford, J	03/03/14	20,000	4,965	3,227
Garsztka, R	03/05/14	40,000	10,000	6,500
Villaverde, D	03/11/14	9,090	2,960	1,924
Brown, A	03/14/14	7,500	2,452	1,594
Watson, R	03/17/14	300,000	75,000	48,750
Frenkiel, A	03/18/14	20,000	5,000	3,250
Carbajal, A	03/19/14	40,000	10,000	6,500
Keith , F	03/20/14	40,000	9,965	6,477
Watson, R	4/15/14	100,000	25,000	16,250
Adams, T	5/7/14	25,000	9,975	6,484
Goodband, R	5/7/14	34,000	8,500	5,525
Orr, B	5/20/14	58,500	14,662	9,530
Garsztka, R	5/20/14	22,400	5,600	3,640
Trotter, D	5/21/14	20,000	4,975	3,234
Hurford, J	5/30/14	40,000	9,965	6,477
Watson, R	5/30/14	108,696	25,000	16,250
Cummings, J	6/3/14	25,000	6,250	4,063
Booth, J	6/3/14	40,000	9,980	6,487
Morgan, J	6/11/14	18,649	4,662	3,030
Garsztka, R	6/11/14	20,000	5,000	3,250
Holland, N	6/12/14	200,000	50,000	32,500

All securities listed above were issued pursuant to the provision of Regulation S under the Securities Act in that all of the securities were sold to non-US persons in an off-shore transaction(s), in compliance with the provisions of Regulation S. Intuition Capital, a Spanish corporation, acted as the coordinating broker in connection with these transactions.

ITEM 11.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Capital Stock

We are authorized to issue an aggregate number of 500,000,000 shares of common capital stock, $0.001 par value per share.

The Corporation is authorized to issue more than one class or series of stock, and the Board of Directors of the corporation, in accordance with Section 78.195 of the General Corporation Law of the State of Nevada, is vested with authority to prescribe the name, price, classes, series, and the number of each class or series of stock and the voting powers, designations, preferences, limitations, restrictions, and relative rights of each class series of stock.  This corporation shall have one or more classes or series of stock that together (a) have voting rights and (b) are entitled to receive the net assets of the corporation upon dissolution.  All shares of stock shall be fully paid and non-assessable.

As of June 30, 2014, there were 20,252,788 shares issued and outstanding at a par value of $0.001 per share.

Each share of common stock shall have one (1) vote per share for all purposes. The holders of a majority of the shares entitled to vote, present in person or represented by proxy shall constitute a quorum at all meetings of our shareholders. Our capital stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our capital stock holders are not entitled to cumulative voting for election of the board of directors.

Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefore, as well as any distributions to the security holder.  We have never paid cash dividends on our common stock, and do not expect to pay such dividends in the foreseeable future.

In the event of a liquidation, dissolution or winding up of our company, holders of capital stock are entitled to share ratably in all of our assets remaining after payment of liabilities. Holders of capital stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the capital stock.

Preferred Stock

We are authorized to issue up to 2,857,837 shares of preferred stock.  The preferred stock may be divided into any number of series as our directors may determine from time to time. Our directors are authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly issued series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock. As of the date of this filing, we do not have any preferred shares issued and outstanding.

Dividends

We have not paid any cash dividends to our common stock shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

 Warrants and Options

There are no outstanding warrants to purchase our securities. There are no outstanding stock options to purchase our securities.

Stock Transfer Agent

Our transfer agent is VStock Transfer, Inc., 18 Lafayette Place, Woodmere, NY 11598, telephone number 212-820-8436.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company has agreed to indemnify and advance litigation expenses to its directors, officers, employees and agents to the extent permitted by Nevada law, the Articles of its Bylaws, and shall indemnify and advance litigation expenses to its directors, officers, employees and agents to the extent required by Nevada law, the Articles of its Bylaws. Nevada law generally provides for indemnification in civil and criminal cases where the officer or director acted in good faith and in a manner which he or she reasonably believed to be in the best interest of the Company or in the case of a criminal matter, has no reasonable cause to believe the conduct was criminal. The obligations of indemnification, if any, shall be conditioned on the Company receiving prompt notice of the claim and the opportunity to settle and defend the claim.  The Company may, to the extent permitted by law, purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the Company.  Insofar as indemnification for liabilities arising under the securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 13.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Our financial statements are included in this Form 10 in Item 15.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

a)	List separately all financial statements filed as part of the registration statement.

a.1 Unaudited Financial Statements for the period ended June 30, 2014 (Reviewed by PCAOB auditors)

Consolidated Balance Sheets: As of June 30, 2014 and as of December 31, 2013

Consolidated Statements of Operations: For the Six and Three Months Ended June 30, 2014 and June 30, 2013

Consolidated Statement of Stockholders’ Equity: For the Period Beginning December 31, 2011 through the Period Ended June 30, 2014

Consolidated Statements of Cash Flows: For the Six Months Ended June 30, 2014 and June 30, 2013

Notes to the Consolidated Financial Statements

a2.  Audited Financial Statements for years ended December 31, 2013 and 2012

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets: As of December 31, 2013 and 2012

Consolidated Statements of Operations: For the Years Ended December 31, 2013 and 2012

Consolidated Statement of Stockholders' Equity: For the Period Beginning December 31, 2011 until the Year Ended December 31, 2013

Consolidated Statements of Cash Flows: For the Years Ended December 31, 2013 and 2012

Notes to the Consolidated Financial Statements for the Years Ended December 31, 2013 and 2012

(b)	Furnish the exhibits required by Item 601 of Registration S-K (Section 229.601) of this chapter).

Exhibit No.	Description of Exhibit

3(i)	Articles of Incorporation, as amended (1)
3(ii)	By-Laws(1)
10(a)	Share Exchange Agreement dated July 15, 2011(1)
21	Subsidiaries of Registrant(1)

(1)Previously filed with the Company’s Form 10, SEC File No. 000-55235, filed on July 1, 2014, and incorporated herein by this reference as an exhibit to this Amendment No. 3 to this Form 10

ABCO ENERGY, INC.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED

JUNE 30, 2014

Consolidated Balance Sheets: As of June 30, 2014 and as of December 31, 2013 (Unaudited)

Consolidated Statements of Operations: For the Six and Three Months Ended June 30, 2014 and June 30, 2013 (Unaudited)

Consolidated Statement of Stockholders’ Equity: For the Period Beginning December 31, 2011 through the Period Ended June 30, 2014 (Unaudited)

Consolidated Statements of Cash Flows: For the Six Months Ended June 30, 2014 and June 30, 2013 (Unaudited)

Notes to the Consolidated Financial Statements (Unaudited)

ABCO ENERGY, INC.
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2014 AND DECEMBER 31, 2013
(UNAUDITED)

ASSETS	June 30, 2014	Dec. 31, 2013
Current Assets
Cash in bank	$169,397	$92,157
Accounts receivable –net of reserve of $0 – Note 2	88,193	81,418
Inventory and work in process – Note 5	125,359	38,375
Total Current Assets	382,949	211,950
Fixed Assets – Note 8
Vehicles, office furniture & equipment – net of accumulated depreciation	38,933	35,203
Other Assets
Investment in long term leases –Note 7	21,252	21,712
Security deposits – Note 6	7,235	5,190
Total Other Assets	28,487	26,902
Total Assets	$450,369	$274,,055

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$197,672	$116,600
Note payable – Director – Note 9	60,000	60,000
Total Current Liabilities	257,672	176,600
Total Liabilities	257,672	176,600

Stockholders’ Equity: - Note 10
Common stock, 500,000,000 shares authorized, $0.001 par value, 20,252,788 outstanding at June 30, 2014 and 17,768,574 outstanding at December 31, 2013	$20,253	$17,768
Additional paid in capital in excess of par	1,426,146	1,244,520
Accumulated deficit	(1,253,702)	(1,164,833)
Total Stockholders’ Equity	192,697	97,455
Total Liabilities and Stockholders’ Equity	$450,369	$274,055

See accompanying notes to the financial statements.

F-1

ABCO ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
 (UNAUDITED)

	For the Three Months Ended		For The Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Revenues – Note 2	$420,550	$127,381	$676,323	$342,975
Cost of Sales	247,991	203,768	386,648	323,751
Gross Profit	172,559	(76,387)	289,675	19,224
Operating Expenses:
Selling, General & Administrative	188,979	153,200	364,699	257,685
Loss from operations	(16,420)	(229,587)	(75,024)	(238,461)
Other expenses
Interest on notes payable	11,947	1,945	13,845	2,898
Loss before provision for income taxes	(28,367)	(231,532)	(88,869)	(241,359)
Provision for income tax - Note 1	-	-	-	-
Net loss applicable to common shareholders	$(28,367)	$(231,532)	$(88,869)	$(241,359)
Net loss per share (Basic and fully diluted)	$(0.01)	$(0.01)	$0.01	$(0.01)

Weighted average number of common shares used in the calculation	19,619,002	14,938,662	19,010,681	17,824,662

See accompanying notes to the financial statements.

F-2

ABCO ENERGY, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE PERIOD BEGINNING DECEMBER 31, 2011
UNTIL THE PERIOD ENDED JUNE 30, 2014
(UNAUDITED)

	Common Stock			Preferred Stock			Total
		Amount	Addt’l Paid in	Series A		Accumulated	Stockholders’
	Shares	$0.001Par	Capital	Shares	Amount	Deficit	Equity
Balance at December 31, 2011	18,129,871	$18,130	$855,274	$0	$0	$(374,130)	$499,274
Common shares issued under private placement offering net of expenses	1,935,763	1,936	172,204				174,140
Legal & administrative expense- public offering			(208,041)				(208,041)
Net (loss) for the period	-	-	-	-	-	(164,119)	(164,119)
Balance at Dec. 31, 2012	20,065,634	20,066	819,437	0	0	(538,249)	301,254
Common shares issued under private placement offering net of expenses	4,302,940	4,302	464,816				469,118
Common shares cancelled	(6,600,000)	(6,600)					(6,600)
Legal & administrative expense- public offering			(39,733)				(39,733)
Net (loss) for the period	-	-	-	-	-	(626,584)	(626,584)
Balance at Dec. 31, 2013	17,768,574	$17,768	$1,244,520	$0	$0	$(1,164,833)	$97,455
Common shares issued under private placement offering net of expenses	2,484,214	2,485	186,626				189,111
Legal & administrative expense- public offering			(5,000)				(5,000)
Net loss for the period	-	-	-	-	-	(88,869)	(88,869)
Balance at June 30, 2014	20,252,788	$20,253	$1,426,146	$0	$0	$(1,253,702)	$192,697

See accompanying notes to the consolidated financial statements.

F-3

ABCO ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
 (UNAUDITED)

	For The Six Months Ended
	June 30, 2014	June 30, 2013
Cash Flows From Operating Activities:
Net Loss for the period	$(88,869)	$(241,359)
Add back non-cash items -depreciation	8,400	5,493
Adjustments to reconcile net income or (loss) to net cash provided by (used for) operating activities
Accounts receivable (incr.) decr.	(6,775)	55,294
Inventory (incr.) decr.	(86,986)	(87,426)
Other current assets (incr.) decr.		5,470
Accounts payable & accrued expenses - incr. (decr.)	81,072	82,436
Net cash provided ( used for) operating activities	(93,158)	(180,092)
Cash Flows From Investing Activities:
Purchase of vehicles, furniture & equipment	(12,130)	(779)
Principal payments on long term leases rec.	460	520
Product and lease deposits	(2,045)	997
Net cash provided by (used for) investing activities	(13,715)	738
Cash Flows From Financing Activities:
Loans from director		50,000
Proceeds from common stock issuances – net of expenses	184,113	130,461
Net cash provided by financing activity	184,113	180,461
Net Increase (Decrease) in cash	77,240	1,107
Cash At The Beginning Of The Period	92,157	45,785
Cash At The End Of The Period	$169,397	$46,892

Schedule of Non-Cash Investing and Financing Activities - Supplemental Disclosure

Cash paid for interest	$13,845	$2,898

See accompanying notes to the financial statements

F-4

ABCO ENERGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Description of Business

Note 1 Overview and Description of the Company

ABCO Energy, Inc. is an installation contractor for alternative energy products that are used in the replacement of fossil fuel energy generation.  ABCO is a Nevada corporation, which maintains offices located in Tucson and Phoenix, Arizona.

ABCO Energy holds 100% of the outstanding common shares of ABCO Solar, Inc., an Arizona corporation, whose business is the installation of solar photovoltaic products, solar thermal products and energy efficient lighting products (LED lighting).

ABCO Energy holds 100% of the outstanding common shares of ABCO Thermal, LLC, an Arizona limited liability company, whose business is the installation of solar hot water and plumbing systems.

ABCO Energy holds 100% of the outstanding common shares of Alternative Energy Finance Corporation (AEFC), a Wyoming and Arizona corporation.  AEFC offers leasing and other financial services for the alternative energy industry.

ABCO Energy, Inc. (the “Company” or “ABCO Energy”) was formerly named “Energy Conservation Technologies, Inc. (ENYC)” and currently trades with the symbol “ABCE”.

ABCO sells and installs Solar Photovoltaic, Solar Thermal products and LED lighting products that are purchased from both USA and offshore manufacturers. We have available and utilize many suppliers of US manufactured solar products from such companies as UP Solar, Sunpower, Mage, Siliken Solar, Westinghouse Solar and others.  We also purchase products from Schuco, Phillips and various Chinese suppliers.  In addition, we purchase from a number of local and regional distributors whose products are readily available and selected for markets and price.

ABCO offers various solar leasing and long term financing programs from Sunpower, NRG, Clean Power Finance, Soligent, UP-Solar, SunWize and AEFC that are offered to ABCO Energy customers and other marketing and installation organizations.

We are operating in Tucson, Phoenix and Williams, Arizona.  We also operate in New York State with an office in NY, NY.  We operate all of our locations as company owned businesses.  Tucson is our warehousing and training facility for all other company operations.

Note 2   Summary of significant accounting policies

Critical Accounting Policies and Use of Estimates

These financial statements consist of the consolidated financial positions and results of operations of both the parent, ABCO Energy, Inc. and the subsidiary companies.  In the opinion of Management, all adjustments necessary for a fair statement of results for the fiscal years presented and for the interim period have been included.  These financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) generally accepted in the United States of America.

GAAP requires the Company to make estimates and judgments that affect the reported amounts of assets. On an on-going basis, the Company evaluates its estimates and judgments, including those related to revenue recognition, inventories, adequacy of allowances for doubtful accounts, valuation of long-lived assets, income taxes, equity-based compensation, litigation and warranties.  The Company bases its estimates on historical and anticipated results and trends and on various other assumptions that the Company believes are reasonable under the circumstances, including assumptions as to future events.

The policies discussed below are considered by management to be critical to an understanding of the Company’s financial statements.  These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent for other sources.  By their nature, estimates are subject to an inherent degree of uncertainty.  Actual results may differ from those estimates.

Cash and Cash Equivalents
There are only cash accounts included in our cash equivalents in these statements.  For purposes of the statement of cash flows, the Company considers all short-term securities with a maturity of three months or less to be cash equivalents. There are no short term cash equivalents reported in these financial statements.

F-5

Property and Equipment
Property and equipment are to be stated at cost less accumulated depreciation.  Depreciation is recorded on the straight-line and accelerated basis according to IRS guidelines over the estimated useful lives of the assets, which range from three to ten years.  Maintenance and repairs are charged to operations as incurred.

Revenue Recognition
The Company generates revenue from sales of solar products, LED lighting, installation services and leasing fees. During the last fiscal year the company had product sales as follows:

Sales Product and Services Description	Six Months June, 2014	Six Months June, 2013	Twelve Months December 31, 2013
Solar PV residential and commercial sales	$653,576	$342,693	$471,585	57%
Solar thermal residential -commercial	22,313		92,611	11%
ABCO LED & energy efficient lighting			256,435	31%
Interest Income	434	282	2,516	1%
Total revenue	$676,323	$342,975	$823,147	100%

The Company recognizes product revenue, net of sales discounts, returns and allowances, in accordance Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB No. 104”) and ASC 605. These statements establish that revenue can be recognized when persuasive evidence of an arrangement exists, delivery has occurred and all significant contractual obligations have been satisfied, the fee is fixed or determinable, and collection is considered probable.

Our revenue recognition is recorded on the percentage of completion method for sales and installation revenue and on the accrual basis for fees and interest income.  We recognize and record income when the customer has a legal obligation to pay.  All of our revenue streams are acknowledged by written contracts for any of the revenue we record.  There are no differences between major classes of customers or customized orders.  We record discounts, product returns, rebates and other related accounting issues in the normal business manner and experience very small number of adjustments to our written contractual sales.  There are no post-delivery obligations because warranties are maintained by our suppliers. Our lease fees are earned by providing services to contractors for financing of solar systems.  Normally we will acquire the promissory note (lease) on a leased system that will provide cash flow for up to 20 years.  Interest is recorded on the books when earned on amortized leases.

Accounts Receivable
The Company recognizes revenue upon delivery of product to customers and does not make bill-and-hold sales.   Contracts spanning reporting periods are recorded on the percentage of completion method for recognition of revenue and expenses.  Accounts receivable includes fully completed and partially completed projects and partially billed statements for completed work and product delivery.

Inventory
Inventory is recorded at cost and is managed on a first in first out method.

Income Taxes
Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of certain assets and liabilities for financial and tax reporting.  Deferred taxes represent the future tax return consequences of those differences, which will be taxable either when the assets and liabilities are recovered or settled.  Deferred taxes also are recognized for net operating losses (NOL) that are available to offset future federal income taxes.  Income tax expense is the current tax payable or refundable for the period plus or minus the net change in the deferred tax asset and liability accounts.  A deferred tax asset results from the benefit of utilizing the NOL carry-forwards in future years.

Due to the current uncertainty of realizing the benefits of the tax NOL carry-forward, a valuation allowance equal to the tax benefits for the deferred taxes has not been established. The full realization of the tax benefit associated with the carry-forward depends predominately upon the Company's ability to generate taxable income during future periods, which is not assured.

We have adopted FIN 48, Accounting for Uncertainty in Income Taxes – An interpretation of FASB Statement No. 109 (“FIN48”). FIN 48 clarifies the accounting for uncertainty in tax positions by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. During the periods presented in this report there were no changes in our unrecognized tax benefits.

F-6

Fair Values of Financial Instruments
ASC 825 requires the Corporation to disclose estimated fair value for its financial instruments.  Fair value estimates, methods, and assumptions are set forth as follows for the Corporation’s financial instruments.  The carrying amounts of cash, receivables, other current assets, payables, accrued expenses and notes payable are reported at cost but approximate fair value because of the short maturity of those instruments.

Stock-Based Compensation
The Company accounts for employee and non-employee stock awards under ASC 718, whereby equity instruments issued to employees for services are recorded based on the fair value of the instrument issued and those issued to non-employees are recorded based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable.  The company has no stock based compensation reported in these financial statements.

Effects of Recently Issued Accounting Pronouncements
In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141R”) (now contained in FASB Codification Topic 805- Business Combinations). Among other changes, SFAS 141R requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction at fair value; and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, including earn-out provisions. Effective January 1, 2009, the Company adopted SFAS No. 141(R).  The adoption of SFAS No. 141(R) has not had and is not expected to have a material impact on the results of operations and financial position.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). This statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in accordance with GAAP.  With the issuance of this statement, the FASB concluded that the GAAP hierarchy should be directed toward the entity and not its auditor, and reside in the accounting literature established by the FASB as opposed to the American Institute of Certified Public Accountants (AICPA) Statement on Auditing Standards No. 69, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company has evaluated the new statement and has determined that it will not have a significant impact on the determination or reporting of its financial results.

Per Share Computations
Basic net earnings per share are computed using the weighted-average number of common shares outstanding.  Diluted earnings per share is computed by dividing net income by the weighted-average number of common shares and the dilutive potential common shares outstanding during the period.

Reclassification
Certain reclassifications have been made to conform to prior periods’ data to the current presentation. These reclassifications had no effect on reported income.

Note 3 Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. Since its inception, the Company has been engaged substantially in financing activities and developing its business plan and marketing. As a result, the Company incurred accumulated net losses from inception through the period ended June 30, 2014 of $1,253,702.  In addition, the Company's development activities since inception have been financially sustained through capital contributions from shareholders.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock or through debt financing and, ultimately, the achievement of significant operating revenues. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Note 4 Share Exchange Agreements between ABCO Energy, Inc. and Energy Conservation Technologies, Inc. (ENYC)

On July 1, 2011 Energy Conservation Technologies, Inc. (ENYC) completed a share exchange agreement (SEA) to exchange ENYC shares for 100 % of the common shares of ABCO Energy.  The Company has accounted for this transaction utilizing the purchase method as directed in SFAS 141 and FASB Statement No. 38.

F-7

As a result of the SEA, the outstanding shares of ENYC as of June 30, 2011 were restated in a one for twenty three (1 for 23) reverse division prior to the exchange, equaling approximately 9% of the post-exchange outstanding ABCO common shares. The result of the reverse split was a reissue of all pre-acquisition shares of ENYC with ABCO shares.

The share exchange agreement resulted in the issuance of the following shares:

Issued to	Issued for	Number of shares
Management of ENYC (1) (Cancelled in 2013)	Inventory – subject to escrow agreement	0
To be issued to management and insiders	Shares exchanged	112,849
To be issued to ENYC preferred shareholder	Preferred share conversion	124,254
To be issued to non-management ENYC shareholders	Common shares exchanged	538,627
Total shares issued	Exchanged shares total	775,730

(1) The controlling shareholders of pre-exchange ENYC agreed to purchase the inventory of ENYC for cash after closing of the SEA.  A total of 600,000 restricted shares will be held in escrow until the payment to the company of $92,248 or these shares will be cancelled for non-payment.  This group of shares was canceled in 2013 in exchange for the inventory by mutual agreement resulting in a net acquisition issue of 775,730 shares.

ABCO Energy pre-acquisition shareholders were issued 13,957,708 shares of the post-acquisition company.

An additional 120,000 shares were issued to consultants who were instrumental in the completion of the transaction. The value of $120 ($0.001 per share (par)) for this service has been charged to expense in the transaction.

The predecessor to ABCO Energy, the private company, was liquidated after transferring all of its assets to ENYC.  The private company owned the wholly owned subsidiaries, ABCO Solar and AEFC prior to the exchange agreement.

Note 5 Inventory and work in process

The company records inventory at cost and uses the first in first out method to charge inventory to operations.  Work in process consists of costs recovered and revenue earned on projects on a percentage of completion method for work performed on contracts signed during the six months ended June 30, 2014. The total of inventory and work in process was $125,359 as of June 30, 2014.

Note 6 Security deposits and Long Term Commitments

The Company has paid security deposits on the three rented spaces it occupies for offices and warehouse which total $7,235 on June 30, 2014 and $5,190 on December 31, 2013.

ABCO lease a 1,200 square foot office and warehouse in an industrial park in Phoenix Arizona for a monthly rental of $1,254 which expires on February 28, 2016.  The aggregate total rent due on this lease through expiration is $25,080.

There is no lease on the Williams, Arizona property because this office is located in the office of a Director and no lease has been established. The NY office lease has expired and the Company has moved the office to a consultant’s home.

On May 1, 2014 the Company rented office and warehouse space at 2100 N. Wilmot #211, Tucson, Arizona 85712.  This facility consists of 3,600 square feet and the two year lease has a forward commitment of $56,700 with an option to cancel one third of the rental after six months.

Note 7 Alternative Energy Finance Corporation (AEFC)

AEFC is a wholly owned subsidiary of ABCO Energy.  AEFC provides funding for leases of photovoltaic systems.  AEFC finances its leases from cash payments from its own cash or from single payments or long term leases from lessees.  Long term leases recorded on the consolidated financial statements were $21,252 and $21,712 at June 30, 2014 and December 31, 2013 respectively. The aggregate total of leases receivable over the entire term including inputted interest at 8% internal rate of return is approximately $38,333 and $40,897 at June 30, 2014 and December 31, 2013 respectively.

F-8

Note 8 Property and equipment

The Company has acquired all of its office and field work equipment with cash payments and do not owe any liens or mortgages.  These assets consist of vehicles, office furniture, tools and various equipment items and the totals are as follows:

Asset	June 30, 2014	December 31, 2013
Equipment	$84,438	$72,308
Accumulated depreciation	45,505	37,105
Net Fixed Assets	$38,933	$35,203

Note 9 Note Payable Officer

Officer’s loan is a demand note totaling $60,000 and $60,000 as of June 30, 2014 and December 31, 2013 respectively.  This note provides for interest at 12% per annum and is unsecured.  Notes payable to the Director resulted in an interest charge of $3,635 and $7,240 for the period ended June 30, 2014 and December 31, 2013 respectively.

Note 10 Stockholder’s Equity

ABCO Energy was incorporated on July 29, 2004.  Its subsidiary and predecessor ABCO Solar, Inc. was incorporated October 8, 2008 and capitalized for the sum of $10,000 and the Founders were issued 10,000,000 restricted common shares for organizational efforts.  The capitalization sum of $10,000 was charged to compensation, common stock and additional paid in capital.  On December 31, 2010 an ABCO director converted a promissory note in the amount of $50,000 into 1,000,000 shares of common stock.  These transactions resulted in total common stock equity of $60,000.

On March 2, 2010, the Company began a private placement of an 8% Series A Convertible Preferred Stock (“Preferred Stock”) offering which was offered only in the European markets.  All preferred shares sold in this offering were convertible to common stock upon the event of going public on USA markets.  The Preferred Stock had an interest requirement of 8% per annum which ceased upon the conversion to common or when held for 12 months.  This offering was terminated as of March 31, 2011.  Effective July 1, 2011, all of the Preferred Stock was converted to common shares.  The conversion resulted in the issue of 2,957,708 common shares with a net capitalized value of $403,018 after related offering expenses.

Effective July 1, 2011 the Company entered into the Share Exchange Agreement (SEA) with ENYC, traded over the counter under the symbol ENYC.OTC.  As a result of the SEA, the Company’s pre-acquisition shareholders and consultants retained ownership of 1,375,730 shares and 120,000 shares respectively.  The owners elected to retain the inventory and accordingly canceled 600,000 shares of common stock in 2013 as a condition of the SEA.

In August 2011, the Company began a second European private placement offering of restricted common stock to non USA citizens only.  The offering consisted of up to 5,000,000 shares of common stock offered at the price of $0.40 USD per share.  As of December, 2013, the Company had sold 4,841,856 shares.

In March 1, 2013 the Company began a third European private placement offering of restricted common stock to non USA citizens only.  The offering consisted of up to 8,000,000 shares of common stock offered at the price of $0.33 USD per share.  As of June 30, 2014, the Company had sold 6,723,826 shares.

ABCO settled a substantial legal billing for the preparation of the Regulation A offering and its FINRA applications with the issuance of 50,000 shares of restricted common stock.  The shares were recorded at par during the 2013 and resulted in a reduction in legal fees expense and an increase in equity.

On March 18, 2013 the company founder cancelled the original issue 6,000,000 shares to satisfy a requirement for FINRA approval of the company merger, name change and roll back of ENYC shares. Additional shares sold plus this action resulted in the total number of common shares outstanding to be 20,252,788 and 17,768,574 as of June 30, 2014 and December 31, 2013 respectively.

F-9

Note 11 Legal Matters

On June 5, 2014, the Arizona Superior Court entered a Judgment (“AZ Judgment”) affirming the ruling of the Arizona Corporate Commission (“ACC”) dated March 21, 2013.  This means that the Company, a successor in interest to Westcap Energy, Corp. (“Westcap”) may have successor liability and may be required to participate in the rescission process; however there is no judgment or order against the Company.  The AZ Judgment states that Westcap, jointly and severally with the other defendants, is ordered to pay the $15,000 penalty to the ACC along with offering rescission (“Rescission Offer”) to the 24 shareholders who received stock under the initial Westcap Reg. S offering.  A Notice of Appeal has been filed on behalf of Westcap and the other defendants with the Arizona Court of Appeals. The filing of this Notice does not stay the enforcement of AZ Judgment.  Westcap, under the AZ Judgment, has sixty (60) days from June 5, 2014, to commence the Rescission Offer to the 24 shareholders who are now Company shareholders.  It has been the Company’s opinion that the defense of the legal position of all defendants is in the best interest of all shareholders and therefore has paid legal fees during 2013 totaling $23,785.

The Company previously offered rescission voluntarily to the 21 of the 24 old Westcap shareholders who could be reached, and none elected to accept the rescission offer.  The Company believes that the ACC mandated rescission offer to the same 24 shareholders will ultimately not have an adverse impact on the Company’s financial condition.  Accordingly, the Company has not recorded a liability on the legal matter. If Westcap and the other defendants fail to comply with the provisions of the AZ Judgment, i.e., pay the penalties and complete the Rescission Offer, then under the terms of the AZ Judgment, $388,495 plus interest at 4% from June 5, 2014, shall become immediately due and payable to the State of Arizona.

In August of 2014, the ACC refused to allow the Company to participate in any rescission pursuant to the AZ Judgment on the grounds the Company was not a party to the ACC action and therefore had no involvement in the rescission requirement.  As of August 4, 2014, the deadline for rescission requirements, the Arizona Corporate Commission has refused to act or make a decision for action even though all materials had been presented to them for the completion of the rescission. In light of the ACC refusal to even evaluate rescission documents prepared by the Company, the Company has informed the ACC that it will take no further action with respect to the ACC Judgment at this time.

Note 12 Other matters

On November 19, 2012 the Securities and Exchange Commission approved the ABCO Energy, Inc. Regulation A offering documents, as amended, so that the Company may offer 6,250,000 shares of free trading common stock for an aggregate amount not to exceed $3,437,500.  The Company is presently in the process of completing this financing.   Legal fees relating to the Regulation A offering, blue sky registrations with states and other fund raising expenses were charged to additional paid in capital in the amount $5,000 for the six months ended June 30, 2014 and $39,733 and $208,041 during the years ended December 31, 2013 and 2012 respectively.

Note 13 Warranties of the Company

ABCO Energy provides a five and ten year workmanship warranties for installed systems that cover labor and installation matters only.  All installed products are warranted by the manufacturer.  In the last four years of operations, all claims on workmanship have been handled expeditiously and inexpensively by the company.  Management does not consider the warranty as a significant or material risk.

Note 14 Subsequent Events

None

F-10

ABCO ENERGY, INC.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2013 and 2012

 Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of ABCO Energy Inc.

We have audited the accompanying consolidated balance sheets of ABCO Energy, Inc. (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ABCO Energy, Inc. as of December 31, 2013 and 2012 and the results of its operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2013, in conformity accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered losses from operations, which raise substantial doubt about its ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ L.L. Bradford &Company, LLC
Las Vegas, Nevada
June 26, 2014

ABCO ENERGY, INC.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2013 and 2012

ASSETS	December 31, 2013	December 31, 2012
Current Assets
Cash in bank	$92,157	$24,277
Accounts receivable –net of reserve of $0 - Note 2	81,418	237,952
Inventory - Note 5	38,375	103,489
Total Current Assets	211,950	365,668
Fixed Assets – Note 8
Vehicles, office furniture & equipment – net of accumulated depreciation	35,203	50,589
Other Assets
Investment in long term leases – Note 7	21,712	22,675
Security deposits – Note 6	5,190	5,990
Total Other Assets	26,902	28,665
Total Assets	$274,055	$444,922

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$116,600	$128,668
Note payable – Director – Note 9	60,000	15,000
Total Current Liabilities	176,600	143,668
Total Liabilities	176,600	143,668

Stockholders’ Equity: - Note 11
Common stock, 500,000,000 shares authorized, $0.001 par value, 17,768,574 & 20,065,634 outstanding at December 31, 2013 & 2012 respectively.	17,768	20,066
Additional paid in capital in excess of par	1,244,520	819,437
Accumulated deficit	(1,164,833)	(538,249)
Total Stockholders’ Equity	97,455	301,254
Total Liabilities and Stockholders’ Equity	$274,055	$444,922

See accompanying notes to the consolidated financial statements.

ABCO ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2013 and DECEMBER 31, 2012

	For the Year Ended Dec. 31, 2013	For the Year Ended Dec. 31, 2012
Revenues – Note 2	$823,147	$2,361,588
Cost of Sales	776,853	1,986,150
Gross Profit	46,294	375,438
Operating Expenses:
Selling, General & Administrative	667,955	535,866
Loss from operations	(621,661)	(160,428)
Other expenses
Interest on notes payable	4,923	3,691
Loss before provision for income taxes	(626,584)	(164,119)
Provision for income tax – Note 1	-	-
Net loss applicable to common shareholders	$(626,584)	$(164,119)

Net loss Per Share (Basic and Fully Diluted)	$(.01)	$(.01)

Weighted average number of common shares used in the calculation	18,917,104	19,097,752

See accompanying notes to the consolidated financial statements.

ABCO ENERGY, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE PERIOD ENDING DECEMBER 31, 2011
THROUGH THE YEAR ENDED DECEMBER 31, 2013

	Common Stock			Preferred Stock			Total
		Amount	Addt’l Paid in	Series A		Accumulated	Stockholders’
	Shares	$0.001Par	Capital	Shares	Amount	Deficit	Equity
Balance at December 31, 2011	18,129,871	$18,130	$855,274	$0	$0	$(374,130)	$499,274
Common shares issued under private placement offering net of expenses	1,935,763	1,936	172,204				174,140
Legal & administrative expense- public offering			(208,041)				(208,041)
Net (loss) for the period	-	-	-	-	-	(164,119)	(164,119)
Balance at Dec. 31, 2012	20,065,634	20,066	819,437	0	0	(538,249)	301,254
Common shares issued under private placement offering net of expenses	4,302,940	4,302	464,816				469,118
Common shares cancelled	(6,600,000)	(6,600)					(6,600)
Legal & administrative expense- public offering			(39,733)				(39,733)
Net (loss) for the period	-	-	-	-	-	(626,584)	(626,584)
Balance at Dec. 31, 2013	17,768,574	$17,768	$1,244,520	$0	$0	$(1,164,833)	$97,455

See accompanying notes to the consolidated financial statements.

ABCO ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2013 and 2012

	For The Year Ended Dec. 31, 2013	For The Year Ended Dec. 31, 2012
Cash Flows From Operating Activities:
Net Income (loss) for the period	$(626,584)	$(164,119)
Add back non-cash items –depreciation	14,639	11,478
Adjustments to reconcile net income or (loss) to net cash provided by (used for) operating activities
Accounts receivable (incr.) decr.	156,534	193,430
Inventory (incr.) decr.	65,114	10,398
Other current assets (incr.) decr.	(2,012)	2,012
Payment of Director’s short term debt	45,000	(5,000)
Accounts payable & accrued expenses - incr. (decr.)	(12,068)	(118,483)
Net cash provided ( used for) operating activities	(359,377)	(70,284)
Cash Flows From Investing Activities:
Purchase of vehicles, furniture & equipment	3,241	(33,429)
Principal payments on long term leases	(964)	1,054
Product and lease deposits	(800)	(690)
Net cash provided by (used for) investing activities	1,477	(33,065)
Cash Flows From Financing Activities:
Proceeds from sale of common stock – net of expenses – Note 11	468,518	174,140
Expenses of public stock offering – Legal and other filing – Note 11	(39,733)	(208,041)
Net cash provided by financing activity	428,785	(33,901)
Net increase (decrease) in cash	67,931	(137,250)
Cash At The Beginning Of The Period	24,226	161,476
Cash At The End Of The Period	$92,157	$24,226

Schedule of Non-Cash Investing and Financing Activities - Supplemental Disclosure

Cash paid for interest	$4,923	$3,691
Common stock issued for consulting fees – at par		$50
Cancellation of common shares - at par	$6,600

See accompanying notes to the consolidated financial statements.

ABCO ENERGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013 and 2012

Description of Business

Note 1 Overview and Description of the Company

ABCO Energy, Inc. is an installation contractor for alternative energy products that are used in the replacement of fossil fuel energy generation.  ABCO is a Nevada corporation, which maintains offices located in Tucson and Phoenix, Arizona.

ABCO Energy holds 100% of the outstanding common shares of ABCO Solar, Inc., an Arizona corporation, whose business is the installation of solar photovoltaic products, solar thermal products and energy efficient lighting products (LED lighting).

ABCO Energy holds 100% of the outstanding common shares of ABCO Thermal, LLC, an Arizona limited liability company, whose business is the installation of solar hot water and plumbing systems.

ABCO Energy holds 100% of the outstanding common shares of Alternative Energy Finance Corporation (AEFC), a Wyoming and Arizona corporation.  AEFC offers leasing and other financial services for the alternative energy industry.

ABCO Energy, Inc. (the “Company” or “ABCO Energy”) was formerly named “Energy Conservation Technologies, Inc. (ENYC)” and currently trades with the symbol “ABCE”.

ABCO sells and installs Solar Photovoltaic, Solar Thermal products and LED lighting products that are purchased from both USA and offshore manufacturers. We have available and utilize many suppliers of US manufactured solar products from such companies as Sunpower, Mage, Siliken Solar, Westinghouse Solar and others.  We also purchase products from Schuco, Phillips and various Chinese suppliers.  In addition, we purchase from a number of local and regional distributors whose products are readily available and selected for markets and price.

ABCO manufactures a solar street lights with several proprietary features.  All manufacturing is provided by contractors.  ABCO has sold a multiple pole contract during first quarter 2014 to a prominent American Indian nation in the Southwest US and is quoting several other projects.

ABCO offers various solar leasing and long term financing programs from Sunpower, NRG, Clean Power Finance, Soligent and AEFC that are offered to ABCO Energy customers and other marketing and installation organizations.

We are operating in Tucson, Phoenix and Williams, Arizona.  We also operate in New York State with an office in NY, NY.  We operate all of our locations as company owned businesses.  Tucson is our warehousing and training facility for all other company operations.

Note 2   Summary of significant accounting policies

Critical Accounting Policies and Use of Estimates

These financial statements consist of the consolidated financial positions and results of operations of both the parent, ABCO Energy, Inc. and the subsidiary companies.  In the opinion of Management, all adjustments necessary for a fair statement of results for the fiscal years presented and for the interim period have been included.  These financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) generally accepted in the United States of America.

GAAP requires the Company to make estimates and judgments that affect the reported amounts of assets. On an on-going basis, the Company evaluates its estimates and judgments, including those related to revenue recognition, inventories, adequacy of allowances for doubtful accounts, valuation of long-lived assets, income taxes, equity-based compensation, litigation and warranties.  The Company bases its estimates on historical and anticipated results and trends and on various other assumptions that the Company believes are reasonable under the circumstances, including assumptions as to future events.

The policies discussed below are considered by management to be critical to an understanding of the Company’s financial statements.  These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent for other sources.  By their nature, estimates are subject to an inherent degree of uncertainty.  Actual results may differ from those estimates.

Cash and Cash Equivalents
There are only cash accounts included in our cash equivalents in these statements.  For purposes of the statement of cash flows, the Company considers all short-term securities with a maturity of three months or less to be cash equivalents. There are no short term cash equivalents reported in these financial statements.

Property and Equipment
Property and equipment are to be stated at cost less accumulated depreciation.  Depreciation is recorded on the straight-line basis according to IRS guidelines over the estimated useful lives of the assets, which range from three to ten years.  Maintenance and repairs are charged to operations as incurred.

Revenue Recognition
The Company generates revenue from sales of solar products, LED lighting, installation services and leasing fees. During the last fiscal year the company had product sales as follows:

Sales Product and Services Description	2013		2012
Solar PV residential and commercial sales	$471,585	57%	$1,937,541	83%
Solar thermal residential -commercial	92,611	11%	20,595	-
ABCO LED & energy efficient lighting	256,435	31%	401,493	17%
Interest Income	2,516	1%	1,959	-
Total revenue	$823,147	100%	$2,361,588	100%

The Company recognizes product revenue, net of sales discounts, returns and allowances, in accordance Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB No. 104”) and ASC 605. These statements establish that revenue can be recognized when persuasive evidence of an arrangement exists, delivery has occurred and all significant contractual obligations have been satisfied, the fee is fixed or determinable, and collection is considered probable.

Our revenue recognition is recorded on the percentage of completion method for sales and installation revenue and on the accrual basis for fees and interest income.  We recognize and record income when the customer has a legal obligation to pay.  All of our revenue streams are acknowledged by written contracts for any of the revenue we record.  There are no differences between major classes of customers or customized orders.  We record discounts, product returns, rebates and other related accounting issues in the normal business manner and experience very small number of adjustments to our written contractual sales.  There are no post-delivery obligations because warranties are maintained by our suppliers. Our lease fees are earned by providing services to contractors for financing of solar systems.  Normally we will acquire the promissory note (lease) on a leased system that will provide cash flow for up to 20 years.  Interest is recorded on the books when earned on amortized leases.

Accounts Receivable
The Company recognizes revenue upon delivery of product to customers and does not make bill-and-hold sales.   Contracts spanning reporting periods are recorded on the percentage of completion method for recognition of revenue and expenses.  Accounts receivable includes fully completed and partially completed projects and partially billed statements for completed work and product delivery.

Inventory
Inventory is recorded at cost and is managed on a first in first out method.

Income Taxes
Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of certain assets and liabilities for financial and tax reporting.  Deferred taxes represent the future tax return consequences of those differences, which will be taxable either when the assets and liabilities are recovered or settled.  Deferred taxes also are recognized for net operating losses (NOL) that are available to offset future federal income taxes.  Income tax expense is the current tax payable or refundable for the period plus or minus the net change in the deferred tax asset and liability accounts.  A deferred tax asset results from the benefit of utilizing the NOL carry-forwards in future years.

Due to the current uncertainty of realizing the benefits of the tax NOL carry-forward, a valuation allowance equal to the tax benefits for the deferred taxes has not been established. The full realization of the tax benefit associated with the carry-forward depends predominately upon the Company's ability to generate taxable income during future periods, which is not assured.

We have adopted FIN 48, Accounting for Uncertainty in Income Taxes – An interpretation of FASB Statement No. 109 (“FIN48”). FIN 48 clarifies the accounting for uncertainty in tax positions by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. During the periods presented in this report there were no changes in our unrecognized tax benefits.

Fair Values of Financial Instruments
ASC 825 requires the Corporation to disclose estimated fair value for its financial instruments.  Fair value estimates, methods, and assumptions are set forth as follows for the Corporation’s financial instruments.  The carrying amounts of cash, receivables, other current assets, payables, accrued expenses and notes payable are reported at cost but approximate fair value because of the short maturity of those instruments.

Stock-Based Compensation
The Company accounts for employee and non-employee stock awards under ASC 718, whereby equity instruments issued to employees for services are recorded based on the fair value of the instrument issued and those issued to non-employees are recorded based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable.  The company has no stock based compensation reported in these financial statements.

Effects of Recently Issued Accounting Pronouncements
In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141R”) (now contained in FASB Codification Topic 805- Business Combinations). Among other changes, SFAS 141R requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction at fair value; and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, including earn-out provisions. Effective January 1, 2009, the Company adopted SFAS No. 141(R).  The adoption of SFAS No. 141(R) has not had and is not expected to have a material impact on the results of operations and financial position.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). This statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in accordance with GAAP.  With the issuance of this statement, the FASB concluded that the GAAP hierarchy should be directed toward the entity and not its auditor, and reside in the accounting literature established by the FASB as opposed to the American Institute of Certified Public Accountants (AICPA) Statement on Auditing Standards No. 69, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company has evaluated the new statement and has determined that it will not have a significant impact on the determination or reporting of its financial results.

Per Share Computations
Basic net earnings per share are computed using the weighted-average number of common shares outstanding.  Diluted earnings per share is computed by dividing net income by the weighted-average number of common shares and the dilutive potential common shares outstanding during the period.

Reclassification
Certain reclassifications have been made to conform to prior periods’ data to the current presentation. These reclassifications had no effect on reported income.

Note 3 Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. Since its inception, the Company has been engaged substantially in financing activities and developing its business plan and marketing. As a result, the Company incurred accumulated net losses from inception through the period ended December 31, 2013 of $1,164,833. In addition, the Company's development activities since inception have been financially sustained through capital contributions from shareholders.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock or through debt financing and, ultimately, the achievement of significant operating revenues. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Note 4 Warranties of the Company

ABCO Energy provides a five and ten year workmanship warranties for installed systems that cover labor and installation matters only.  All installed products are warranted by the manufacturer.  In the last four years of operations, all claims on workmanship have been handled expeditiously and inexpensively by the company.  Management does not consider the warranty as a significant or material risk.

Note 5 Share Exchange Agreements between ABCO Energy, Inc. and Energy Conservation Technologies, Inc. (ENYC)

On July 1, 2011 Energy Conservation Technologies, Inc. (ENYC) completed a share exchange agreement (SEA) to exchange ENYC shares for 100 % of the common shares of ABCO Energy.  The Company has accounted for this transaction utilizing the purchase method as directed in SFAS 141 and FASB Statement No. 38.

As a result of the SEA, the outstanding shares of ENYC as of June 30, 2011 were restated in a one for twenty three (1 for 23) reverse division prior to the exchange, equaling approximately 9% of the post-exchange outstanding ABCO common shares. The result of the reverse split was a reissue of all pre-acquisition shares of ENYC with ABCO shares.

The share exchange agreement resulted in the issuance of the following shares:

Issued to	Issued for	Number of shares
Management of ENYC (1) (Cancelled in 2013)	Inventory – subject to escrow agreement	0
To be issued to management and insiders	Shares exchanged	112,849
To be issued to ENYC preferred shareholder	Preferred share conversion	124,254
To be issued to non-management ENYC shareholders	Common shares exchanged	538,627
Total shares to be issued	Exchanged shares total	775,730

(1) The controlling shareholders of pre-exchange ENYC agreed to purchase the inventory of ENYC for cash after closing of the SEA.  A total of 600,000 restricted shares were held in escrow until the payment to the company of $92,248 or these shares were to be cancelled for non-payment.  This group of shares was canceled in 2013 in exchange for the inventory by mutual agreement resulting in a net acquisition issue of 775,730 shares.

ABCO Energy pre-acquisition shareholders were issued 13,957,708 shares of the post-acquisition company.

An additional 120,000 shares were issued to consultants who were instrumental in the completion of the transaction. The value of $120 ($0.001 per share (par)) for this service has been charged to expense in the transaction.

The predecessor to ABCO Energy, the private company, was liquidated after transferring all of its assets to ENYC.  The private company owned the wholly owned subsidiaries, ABCO Solar and AEFC prior to the exchange agreement.

Note 6 Security deposits and Long Term Commitments

The Company has paid security deposits on the two rented spaces it occupies for offices and warehouse which total $5,190 on December 31, 2013 and $5,990 on December 31, 2012.  This table describes the rent commitments as of date of this statement.

Location	Expiration	Monthly Amount	Remainder Amount
Tucson, AZ	March 31, 2013	$1,696	$0
Phoenix, AZ	February 28, 2016	$1,254	$32,604

There is no lease on the Williams, Arizona property because this office is located in the office of a Director and no lease has been established. The NY office lease has expired and the Company has moved the office to a consultant’s home.

Note 7 Alternative Energy Finance Corporation (AEFC)

AEFC is a wholly owned subsidiary of ABCO Energy.  AEFC provides funding for leases of photovoltaic systems.  AEFC finances its leases from cash payments from its own cash or from single payments or long term leases from lessees.  In addition, AEFC takes assignments of utility rebates and US treasury department section 1603 grants for alternative energy credits.

Long term leases recorded on the consolidated financial statements were $21,712 and $22,675 at December 31, 2013 and December 31, 2012 respectively. The aggregate total of leases receivable over the entire term including inputted interest at 8% internal rate of return is approximately $39,843 and $40,897 at December 31, 2013 and December 31, 2012 respectively.

Note 8 Property and equipment

The Company has acquired all of its office and field work equipment with cash payments and do not owe any liens or mortgages.  These assets consist of vehicles, office furniture, tools and various equipment items and the totals are as follows:

Asset	December 31, 2013	December 31, 2012
Equipment	$72,308	$75,549
Accumulated depreciation	37,105	24,960
Net Fixed Assets	$35,203	$50,589

Note 9 Note Payable Officer

Officer’s loan is a demand note totaling $60,000 and $15,000 as of December 31, 2013 and December 31, 2012 respectively.  This note provides for interest at 12% per annum and is unsecured.  Notes payable to the Director resulted in an interest charge of $7,240 and $3,691 for the period ended December 31, 2013 and 2012 respectively.

Note 10 Legal Matters

On June 5, 2014, the Arizona Superior Court entered a Judgment (“AZ Judgment”) affirming the ruling of the Arizona Corporate Commission (“ACC”) dated March 21, 2013.  This means that the Company, a successor in interest to Westcap Energy, Corp. (“Westcap”) may have successor liability and may be required to participate in the rescission process; however there is no judgment or order against the Company.  The AZ Judgment states that Westcap, jointly and severally with the other defendants, is ordered to pay the $15,000 penalty to the ACC along with offering rescission (“Rescission Offer”) to the 24 shareholders who received stock under the initial Westcap Reg. S offering.  A Notice of Appeal has been filed on behalf of Westcap and the other defendants with the Arizona Court of Appeals. The filing of this Notice does not stay the enforcement of AZ Judgment.  Westcap, under the AZ Judgment, has sixty (60) days from June 5, 2014, to commence the Rescission Offer to the 24 shareholders who are now Company shareholders.  It is the Company’s opinion that the defense of the legal position of all defendants is in the best interest of all shareholders and therefore has paid legal fees during 2013 totaling $23,785.

The Company previously offered rescission voluntarily to the 21 of the 24 old Westcap shareholders who could be reached, and none elected to accept the rescission offer.  The Company believes that the ACC mandated rescission offer to the same 24 shareholders will ultimately not have an adverse impact on the Company’s financial condition.  Accordingly, the Company has not recorded a liability on the legal matter or the $15,000 penalty.  If Westcap and the other defendants fail to comply with the provisions of the AZ Judgment, i.e., pay the penalties and complete the Rescission Offer, then under the terms of the AZ Judgment, $388,495 plus interest at 4% from June 5, 2014, shall become immediately due and payable to the State of Arizona.

It is within the ACC’s power to order the rescission funds to be placed into escrow matching the amount required to accomplish rescission to all 24 shareholders.  The ACC has thus far not indicated that the escrow payment will be required. If the aggregate of the 24 potential rescission claims plus the 4Ѕ% interest allowed by law, is agreed to be placed into escrow, absent the infusion of new capital into the Company, the Company will be unable to pay the required amounts into escrow.  Because there is no Judgment against the Company, the Company does not believe that the Rescission requirement, including any such escrow requirement is enforceable against the Company.  If the escrow is ordered by the ACC, the Company would seek a waiver of the requirement.

Note 11 Stockholder’s Equity

ABCO Energy was incorporated on July 29, 2004.  Its predecessor ABCO Solar was incorporated October 8, 2008 and capitalized for the sum of $10,000 and the Founders were issued 10,000,000 restricted common shares for organizational efforts.  The capitalization sum of $10,000 was charged to compensation, common stock and additional paid in capital.  On December 31, 2010 an ABCO director converted a promissory note in the amount of $50,000 into 1,000,000 shares of common stock.  These transactions resulted in total common stock equity of $60,000.

On March 2, 2010, the Company began a private placement of an 8% Series A Convertible Preferred Stock (“Preferred Stock”) offering which was offered only in the European markets.  All preferred shares sold in this offering were convertible to common stock upon the event of going public on USA markets.  The Preferred Stock had an interest requirement of 8% per annum which ceased upon the conversion to common or when held for 12 months.  This offering was terminated as of March 31, 2011.  Effective July 1, 2011, all of the Preferred Stock was converted to common shares.  The conversion resulted in the issue of 2,957,708 common shares with a net capitalized value of $403,018 after related offering expenses.

Effective July 1, 2011 the Company entered into the SEA with ENYC, traded over the counter under the symbol ENYC.OTC.  As a result of the SEA, the Company’s pre-acquisition shareholders and consultants retained ownership of 775,730 shares and 120,000 shares respectively.  The owners elected to retain the inventory and accordingly canceled 600,000 shares of common stock in 2013 as a condition of the SEA.

In August 2011, the Company began a second European private placement offering of restricted common stock to non USA citizens only.  The offering consisted of up to 5,000,000 shares of common stock offered at the price of $0.40 USD per share.  As of December, 2013, the Company had sold 4,841,856 shares.

In March 1, 2013 the Company began a third European private placement offering of restricted common stock to non USA citizens only.  The offering consisted of up to 6,000,000 shares of common stock offered at the price of $0.33 USD per share.  As of December 31, 2013, the Company had sold 4,239,612 shares.

ABCO settled a substantial legal billing for the preparation of the Regulation A offering and its FINRA applications with the issuance of 50,000 shares of restricted common stock.  The shares were recorded at par during the 2012 and resulted in a reduction in legal fees expense and an increase in equity.

On March 18, 2013 the company founder cancelled the original issue 6,000,000 shares to satisfy a requirement for FINRA approval of the company merger, name change and roll back of ENYC shares. Additional shares sold plus this action resulted in the total number of common shares outstanding to be 17,768,574 and 20,065,634 as of December 31, 2013 and December 31, 2012 respectively.

On September 11, 2013 the Securities and Exchange Commission approved the amended/updated ABCO Energy, Inc. Regulation A offering documents, so that the Company may offer 6,250,000 shares of free trading common stock for an aggregate amount not to exceed $3,437,500.  The Company is presently in the process of completing this financing.   Legal fees relating to the Regulation A offering, blue sky registrations with states and other fund raising expenses were charged to additional paid in capital in the amount of $49,733 and $208,041 during the years ended December 31, 2013 and 2012 respectively.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned thereunto duly authorized.

ABCO ENERGY INC.

Date: November 4, 2014	By:	/s/ Charles O’Dowd
Charles O’Dowd
President and CEO